Exhibit 1

Notice to U.S. Shareholders

The proposed exchange offer described in this “Convocation Notice for 42nd General Shareholders’ Meeting” is made for the securities of a foreign company. This offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in this document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

Disclaimer

The following is an English translation of original Japanese documents, prepared solely for the convenience of and reference by overseas investors. If there exist any discrepancies between the original Japanese language and English translation, the Japanese language will always prevail. TV Tokyo Corporation shall not be liable for this translation or any loss or damage arising from the translation.

Securities Code 9411

June 9, 2010

To our Shareholders

TV TOKYO Corporation
4-3-12 Toranomon, Minato-ku, Tokyo
Masayuki Shimada, President & Co-CEO

Convocation Notice for 42nd Ordinary General Shareholders’ Meeting

TV TOKYO Corporation (the “Company”) cordially invites you to attend its 42nd ordinary general shareholders’ meeting, to be held as set out below.

If you are unable to attend the meeting, you may exercise your voting rights either in writing or via the Internet, so please take a few moments to review the Reference Materials for the Ordinary General Shareholders Meeting set out below and then cast your vote as follows.

To exercise voting rights in writing

Please indicate your approval or disapproval on the enclosed Voting Rights Exercise Form and return it to us by mail so that it reaches us by no later than 5:30 P.M. on June 24, 2010 (Thursday).

To exercise voting rights via the Internet

Please follow the instructions set out under Exercising Voting Rights via the Internet on pages 42 through 43 of this notice to exercise your voting rights via one of our designated websites (http://www.it-soukai.com/ or https://daiko.mizuho-tb.co.jp/) by no later than 5:30 P.M. on June 24, 2010 (Thursday).

1 Date & Time		June 25, 2010 (Friday) 10:00 A.M.

2 Location		Ascot Hall 2nd Basement Level, South Wing Hotel Okura Tokyo 2-10-4 Toranomon, Minato-ku, Tokyo (Please see the map at the end of this notice for further guidance.)

3 Purpose of Meeting

Matters for report	1	Report on business report and consolidated financial statements as well as the results of audits of the consolidated financial statements by the accounting auditor and board of auditors for the Company’s 42nd business year (April 1, 2009, through March 31, 2010)

	2	Reports on financial statements for the Company’s 42nd business year (April 1, 2009, through March 31, 2010)

Matters for resolution

Agenda Item 1	Appropriation of Surplus

Agenda Item 2	Establishment of Holding Company Through Joint Share Transfer

Agenda Item 3	Election of 13 Directors

Agenda Item 4	Election of 1 Substitute Corporate Auditor

Agenda Item 5	Payment of Executive Severance Pay to Retiring Directors and Termination of Payments Associated with Abolition of Executive Severance Pay Scheme

4	Convocation-related matters

(1)	If votes are exercised via both the Voting Rights Exercise Form and the Internet, the votes cast via the Internet will be considered the valid votes.

(2)	If votes are exercised more than once via the Internet, the votes cast last will be considered the valid votes.

(3)	The details of the financial statements for the last business year of the other companies who will become wholly owned subsidiaries of the holding company through the share transfer (TV TOKYO Broadband Entertainment, Inc., and BS Japan Corporation) that relate to Agenda Item 2 Establishment of Holding Company Through Joint Share Transfer set out in the Reference Materials for Shareholders Meeting provided in the convocation notice have been posted on to the Company’s website (http://www.tv-tokyo.co.jp/corporation) in accordance with law and ordinance and the Company’s Articles of Incorporation, so they are not included in the Reference Materials for the Shareholders Meeting.

•	If you are attending the meeting in person, please fill out and submit at the registration desk the enclosed Voting Rights Exercise Form.

•

If the Reference Materials for the Ordinary General Shareholders Meeting, business report, financial statement, or consolidated financial statement are amended, the Company will announce the amendment on its website (http://www.tv-tokyo.co.jp/corporation).

Reference Materials for General Shareholders Meeting

Agenda Item 1     Appropriation of Surplus

The Company’s basic policy on returning profits to shareholders involves maintaining a balance between retaining profits in the business in order to fulfill our long-term management foundation, and placing a high priority on continued stable dividends and endeavoring to return profits to our shareholders in line with business results.

With a lower dividend limit of 20 yen per annum per share, we aim to realize a consolidated dividend payout ratio of 25% on consolidated net income.

For this year’s year-end dividend, although we are in the midst of a harsh business environment, results have exceeded our initial forecasts. Therefore, as part of our endeavors to return profits to all of our shareholders this year, we will pay a dividend of 15 yen per share (annual dividend amount of 25 yen). This represents a dividend increase of 5 yen from the previous term.

(1)	Type of dividend

Cash

(2)	Matters and amount regarding allotment of dividend

15 yen per ordinary share

Total dividends amount to 309,666,510 yen. This year’s annual dividend, including the interim dividend, amounts to 25 yen per share.

(3)	Date dividends of surplus take effect

June 28, 2010 (Monday)

Agenda Item 2     Establishment of Holding Company Through Joint Share Transfer

1	Reasons for the Share Transfer

In addition to being affected by changes in the information and communications environment through the advancement of digital technology, the media industry is also about to be dramatically transformed as a result of deregulation and other changes to the legal infrastructure. The diversification of ways to enjoy high-definition images is prompting major advertising agencies to seek out novel advertising methods that to date have not been possible to achieve with conventional business models.

At the same time, the business environment of the broadcasting industry is becoming even tougher. According to forecasts of the National Association of Commercial Broadcasters in Japan, although television advertising revenue is expected to recover slightly in 2011, from 2012 onwards this revenue is predicted to once again record slightly negative figures.

As lifestyles and the way business is conducted continue to change, we must functionally integrate and utilize various forms of media in order to address the increasingly sophisticated and segmented needs of advertisers. Our Group believes that to establish a robust Group structure, we must continue to utilize the latest digital technology, focusing on images and broadcasting, and build a network that not only provides software to our viewers via numerous forms of media such as terrestrial signals, broadcasting satellites, communication satellites, FM radio, the Internet, and mobile phones, but also maximizes the value of content generated.

Drawing on its friendship with the Nikkei Inc. (“Nikkei”) Group, our Company has to date aimed to contribute to enhancing the welfare of and culture in peoples’ lives by developing economics programs and focusing on creating distinctive channels, particularly anime and wholesome information and entertainment programs, and on the multi-use of content, while continuing to be aware of its public mission of broadcasting and its responsibility as a medium of information as a broadcaster entrusted with public radio waves.

In addition, TV TOKYO Broadband Entertainment, Inc. (“TXBB”), a Group company founded in 2001 and listed on the Tokyo Stock Exchange’s Mothers market in December 2005, operates as the IT strategy arm of our Group, and in the mobile phone and Internet markets has been developing businesses for distributing content on our Teretomobairu website exclusively for viewing television content on mobile phones and Anime-X website exclusively for Japanese anime and other such Company-related content as well as businesses for distributing content based on globally popular characters such as Snoopy and Miffy.

BS Japan Corporation (“BSJ”; together with the Company and TXBB, the “Wholly Owned Subsidiaries (After the Share Transfer)”), a company established through investments from, among others, Nikkei and the Company, has been broadcasting nationally since December 2000. With the fundamental purpose of creating economics and high-quality entertainment programs, BSJ has steadily increased its viewers through continuously interesting content for adults, including news, dialogue, travel, art, and history programs and, furthermore, special programs produced in association with Nikkei.

The certified broadcasting holding company is a business structure that was introduced by revisions to the Broadcasting Act that came into force in April 2008. It enables a company to hold multiple terrestrial broadcasters and one satellite broadcasting organization as wholly owned subsidiaries.

We believe that integrating the management of the three companies and shifting to a certified broadcasting holding company structure will enable us

(1)	to create a network for efficiently providing viewers with content via not only terrestrial signals, broadcasting satellites, communication satellites, and FM radio, but also the Internet and mobile phones,

(2)	to achieve a tie up between broadcasting and communications and also efficiently utilize the Group’s management resources to increase the Group’s competitiveness while still fulfilling its role as a responsible medium, and

(3)	to achieve an increase in corporate value by accelerating the development of new businesses, specifically, by being able both to select the most appropriate business partners depending on the characteristics of content and to develop businesses with them.

For the purposes outlined above, this proposal seeks the approval of the Company’s shareholders

•	to establish TV TOKYO Holdings Corporation (“TXHD”), a joint holding company, with TXBB and BSJ through a joint share transfer (the “Share Transfer”) under Article 722 of the Companies Act, and

•	to make the Company a wholly owned subsidiary of TXHD.

2	Details of the Share Transfer Plan

Share Transfer Plan (Copy)

Having agreed to carry out a share transfer by means of a joint share transfer, TV TOKYO Corporation (“TV TOKYO”) and TV TOKYO Broadband Entertainment, Inc. (“TXBB”), and BS Japan Corporation (“BSJ”) have prepared this share transfer plan jointly as follows (the “Share Transfer Plan”).

Article 1	The Share Transfer

On Incorporation Date (defined in Article 6; the same applies throughout), TV TOKYO, TXBB, and BSJ will carry out a share transfer in accordance with this Share Transfer Plan (the “Share Transfer”) whereby they will cause the parent company to be created out of the share transfer and newly incorporated (the “Holdings Company,” which the parties will be the wholly owned subsidiaries of) by joint share transfer to acquire all of the issued and outstanding shares in TV TOKYO, TXBB, and BSJ.

Article 2	Purpose, Name, Location of Head Office, Total Number of Authorized Shares, and Other Matters to be Provided for in the Articles of Incorporation of the Holdings Company

1	The purpose, name, location of head office, and total number of authorized shares of the Holdings Company will be as follows.

(1)	Purpose

The purpose of the Holdings Company will be as provided for in Article 2 of the attached Articles of Incorporation.

(2)	Name

The name of the Holdings Company will be Kabushiki Kaisha Terebi Tokyo Horudingusu, which in English will be TV TOKYO Holdings Corporation.

(3)	Location of head office

The Holdings Company will have its head office in Minato-ku, Tokyo, and its address will be 4-3-12 Toranomon, Minato-ku, Tokyo.

(4)	Total number of authorized shares

The total number of shares authorized to be issued by the Holdings Company will be 100,000,000 shares.

2	In addition to the matters provided for in the preceding paragraph, the matters provided for in the Articles of Incorporation of the Holdings Company are as set out in the attached Articles of Incorporation.

Article 3	Name of Initial Directors, Initial Corporate Auditors, and Initial Accounting Auditor of Holdings Company

1	The names of the initial directors of the Holdings Company are as follows.

Masayuki Shimada

Sadahiko Sugaya

Noboru Yamada

Masao Kato

Naohiro Nomura

Tadashi Inukai

Satoshi Kikuchi

Naomichi Fujinobu

Masaaki Takashima

Mikio Tsuji

Moriyasu Okazaki

Seiichi Miyake

Tsuneo Kita (outside director)

Yoji Ohashi (outside director)

2	The names of the initial corporate auditors of the Holdings Company are as follows.

Hajime Okugawa

Kazuhiko Mitsumori (outside corporate auditor)

Hiroshi Araki (outside corporate auditor)

Hiroshi Nakachi

Tomoyuki Hayashi (substitute corporate auditor)

3	The name of the initial accounting auditor of the Holdings Company is as follows.

Deloitte Touche Tohmatsu LLC

Article 4	Method of Calculating Number of Shares to be Delivered on Share Transfer and Matters Relating to Allotment of Shares

1	In executing the Share Transfer, the Holdings Company will deliver to the shareholders of common stock of TV TOKYO, TXBB, or BSJ as at the time immediately before the moment all of the shares of TV TOKYO, TXBB, and BSJ are to be acquired by the Holdings Company by the Share Transfer (that time, the “Record Time”) the following number of shares of common stock of the Holdings Company in exchange for the shares of common stock held by each shareholder:

(i)	the same number as the total number of shares of common stock issued by TV TOKYO as at the Record Time,

(ii)	the same number as the number calculated by multiplying the total number of shares of common stock issued by TXBB as at the Record Time by 45, and

(iii)	the same number as the number calculated by multiplying the total number of shares of common stock issued by BSJ as at the Record Time by 11.

2	In executing the Share Transfer, the Holdings Company will allot to shareholders of common stock of TV TOKYO, TXBB, or BSJ as at the Record Time:

(i)	for 1 share of common stock held in TV TOKYO—1 share of common stock of the Holdings Company,

(ii)	for 1 share of common stock held in TXBB—45 shares of common stock of the Holdings Company, and

(iii)	for 1 share of common stock held in BSJ—11 shares of common stock of the Holdings Company.

Article 5	Matters Relating to Amounts of Stated Capital and Capital Reserve of the Holdings Company

The amounts of stated capital and capital reserve of the Holdings Company as at the Incorporation Date are as follows.

(1)	Amount of stated capital

10,000 million yen

(2)	Amount of stated capital reserve

7,700 million yen

(3)	Amount of retained earnings reserve

0 yen

(4)	Amount of capital surplus

Amount obtained by deducting the total of (1) and (2) above from the amount of change in shareholders’ equity as provided for under Article 52.1 of the Company Accounting Ordinance.

Article 6	Incorporation Date of the Holdings Company

The date on which registration of the Holdings Company’s incorporation should be registered (the “Incorporation Date”) will be October 1, 2010. However, if it becomes necessary in order to progress the procedures for the Share Transfer or for any other such reason, TV TOKYO, TXBB, and BSJ may, upon their consultation and agreement, change the Incorporation Date.

Article 7	Shareholder Meetings to Approve the Share Transfer Plan

TV TOKYO, TXBB, and BSJ will convene their respective ordinary general shareholders’ meetings on the dates set out below and seek approval for this Share Transfer Plan and the matters necessary for the Share Transfer. However, if it becomes necessary in order to progress the procedures for the Share Transfer or for any other such reason, TV TOKYO, TXBB, and BSJ may, upon their consultation and agreement, change the convocation date of the shareholder meetings for seeking that approval.

TV TOKYO	June 25, 2010
TXBB	June 21, 2010
BSJ	June 24, 2010

Article 8	Listing of Shares; Administrator of Shareholder Register

1	The Holdings Company plans to apply for the listing of its shares of common stock on the First Section of the Tokyo Stock Exchange on the Incorporation Date.

2	The administrator of the shareholder register of the Holdings Company will be Mizuho Trust & Banking Co., Ltd.

Article 9	Management of the Holdings Company’s Property

For the period from preparing this Share Transfer Plan to the Incorporation Date, TV TOKYO, TXBB, and BSJ will each, with the care of a prudent manager, carry out its own business and manage and operate its own property in the ordinary course of its business, and except for where provided otherwise in this Share Transfer Plan, TV TOKYO, TXBB, and BSJ will carry out acts that might materially affect their respective assets, rights, and obligations upon their prior consultation and agreement.

Article 10	Conditions for Implementation of Share Transfer

The implementation of the Share Transfer Plan is conditional on

•	the Share Transfer Plan and the matters required for the Share Transfer being approved at the shareholder meetings of TV TOKYO, TXBB, and BSJ as provided for in Article 7 and

•

certification under Article 52-30, Paragraph 1, of the Broadcasting Act being obtained from the Minister for Internal Affairs and Communications and the other permissions and licenses, etc., necessary for carrying out the Share Transfer being obtained from the relevant authority.

Article 11	Changes to Conditions of Share Transfer; Cancellation of Share Transfer

TV TOKYO, TXBB, and BSJ may, upon their consultation and agreement, change the conditions of the Share Transfer (including the method of calculating the number of shares to be delivered and the matters relating to the allotment of those shares as provided for in Article 4) and other details of this Share Transfer Plan or cancel the Share Transfer if during the period from preparing this Share Transfer Plan to the Incorporation Date

•	there is a material change in the financial position or management circumstances of TV TOKYO, TXBB, or BSJ,

•	an event that will materially affect the financial position or management circumstances of TV TOKYO, TXBB, or BSJ is discovered,

•	a situation arises, or becomes clear, that will materially impede implementation of the Share Transfer, or

•	it becomes seriously difficult to achieve the purpose of this Share Transfer Plan.

Article 12	Matters for Consultation

If a matter arises that has not been provided for in this Share Transfer Plan or a matter becomes necessary for the Share Transfer, TV TOKYO, TXBB, and BSJ will, upon their separate consultation and agreement, decide the matter in accordance with the spirit of this Share Transfer Plan.

(The rest of this page has been intentionally left blank.)

This Share Transfer Plan has been prepared in three originals by each party affixing their signature and seal below, and each party has retained one original.

May 14, 2010

TV TOKYO	TV TOKYO Corporation
4-3-12 Toranomon, Minato-ku, Tokyo
Masayuki Shimada,
	President & Co-CEO	[seal]

TXBB	TV TOKYO Broadband Entertainment, Inc.
7F Sumitomo Shin-Toranomon Bldg.
4-3-9 Toranomon, Minato-ku, Tokyo
Masao Kato
	President and CEO	[seal]

BSJ	BS Japan Corporation
5 Floor Shiroyama Trust Tower
4-3-1 Toranomon, Minato-ku, Tokyo
Noboru Yamada
	President	[seal]

Attachment

Articles of Incorporation

I    GENERAL PROVISIONS

Article 1	Name

The name of the Company is Kabushiki Kaisha Terebi Tokyo Horudingusu, which in English is TV TOKYO Holdings Corporation.

Article 2	Purpose

The purpose of the Company is to control, manage, assist with, and otherwise be involved in the business activities of companies (including foreign companies), partnerships (including entities corresponding to partnerships in foreign jurisdictions), and other similar business entities that engage in any of the following businesses, by owning the shares and other equity interests in those companies, partnerships, and other entities.

(1)	General broadcasting business, delegated broadcasting business, and other broadcasting businesses under the Broadcasting Act;

(2)	Planning, production, purchase, procurement, publication, sale, promotion, distribution, import, and export of broadcast programs, films, visual recordings, sound recordings, and publications;

(3)	Telecommunications business under the Telecommunications Business Act;

(4)	Broadcasting business using telecommunications services under the Act Concerning Broadcasts on Telecommunications Services;

(5)	Development and sale of and guidance on broadcast-related technology;

(6)	Development, sale, operation, and maintenance of and guidance on computers, computer systems, and information and communications equipment and technologies using such systems, equipment, and technologies;

(7)	Business pertaining to collection of various information, information processing, and information provision services;

(8)	Planning, production, promotion, operation, implementation, intermediation, and management of various events such as films, music, art, plays, performing art, science, and sports;

(9)	Planning, production, reproduction, and sale of various software using videos, sound, letters, or other forms and broadcast and communications provision services via such software;

(10)	Planning, distribution and sale of works and sound, music, video, and other software created by processing and editing images, videos, music, or letter information using communications networks such as the Internet;

(11)	Planning, production, distribution, and sale of music distributed through communications networks such as the Internet, television, or radio; planning, distribution, and sale of works created by processing and editing all or part of broadcast programs or images, videos or letter information related to such programs;

(12)	Planning, production, sale, import, lease, distribution, and delivery of music software (such as discs and records);

(13)	Acquisition, use, assignment, sale, licensing, and other management of intangible property rights such as copyright, neighboring right, design right, trademark right, know-how, industrial property right, and merchandising right; intermediation of such rights; and manufacture and sale of products made by reproducing or using such rights;

(14)	Operation and management of video and sound libraries;

(15)	Mail order sales using broadcast or communications; arrangements and planning for such sales;

(16)	Business pertaining to planning, development, and lease of design of characters and planning, development, manufacture, manufacturing contract, and sale of character goods and others;

(17)	Planning, production, sale, and lease of electronic media such as game software, video software, CDs, CD-ROMs, and DVDs and books;

(18)	Planning, production, development, sale, and lease of software and programs concerning computers;

(19)	Business pertaining to investigation, design, construction, maintenance, management, lease, sale, purchase, intermediation, and arrangements for broadcasting facilities, broadcasting equipment, stores, exterior decorations, and other such things;

(20)	Management of welfare and cultural affairs related to broadcasting business and educational activities for announcers and others;

(21)	Advertising agency business for broadcasting, communications, newspaper, magazines, and other media and planning and production of advertisements;

(22)	Sale and lease of furniture, clothing, food, medicines, daily necessities and miscellaneous goods, precious metals, sporting goods, toys, stationery, ships, automobiles, works of art, books, publications, food, drink, and such things;

(23)	Sale, purchase, lease, intermediation, and arrangements for real estate;

(24)	Worker dispatch business;

(25)	Planning, operation, and implementation of training for development of occupational aptitude of personnel;

(26)	Fee-based job placement services;

(27)	Consulting on general managerial and administrative affairs of companies;

(28)	Travel agency business;

(29)	Casualty insurance agency business and business pertaining to solicitation of life insurance;

(30)	Warehousing business;

(31)	Subcontracting business of maintenance, management, operation (for others), and management of operation of automobiles;

(32)	Management of restaurants and management guidance for restaurants;

(33)	Provision of, and the carrying out for others of, services related to any of the foregoing businesses;

(34)	Market research and consulting on any of the foregoing businesses; and

(35)	Any and all businesses incidental or relating to any of the foregoing businesses.

Article 3	Location of Head Office

The Company has its head office in Minato-ku, Tokyo.

Article 4	Company Organs

In addition to having a shareholders meeting and directors, the Company also has the following organs:

(1)	board of directors,

(2)	corporate auditors,

(3)	board of corporate auditors, and

(4)	an accounting auditor.

Article 5	Method of Public Notice

The Company publishes its public notices in the Nihon Keizai Shimbun published in Tokyo.

II    SHARES

Article 6	Total Number of Authorized Shares

The total number of shares authorized to be issued by the Company is 100,000,000 shares.

Article 7	Acquisitions of its Own Shares

The Company may acquire its own shares by resolution of its board of directors in accordance with Article 165.2 of the Companies Act.

Article 8	Number of Shares Constituting Round Lot

The number of shares constituting one lot of the Company’s shares is 100.

Article 9	Rights of Shareholders with Odd Lots

No shareholder of the Company may exercise any rights other than the following rights with respect to an odd lot of shares held by the shareholder:

(1)	the rights provided for in Article 189.2 of the Companies Act,

(2)	the right to make the request provided for in Article 166.1 of the Companies Act,

(3)	the right to receive an allotment of offered shares and an allotment of offered share acquisition rights proportionate to the number of shares held by the shareholder, and

(4)	the right to make the request provided for in the next article.

Article 10	Request to Sell Odd Lot of Shares

A shareholder of the Company with an odd lot of shares may, in accordance with the Company’s Share Handling Regulations, request the Company to sell the shareholder the number of shares that together with the number of shares in the odd lot will combine to make a round lot.

Article 11	Share Handling Regulations

In addition to being governed by laws, ordinances, and these articles of incorporation, the Company’s procedures for exercising shareholder rights and other matters relating to the handling of shares are governed by the Share Handling Regulations established by the board of directors.

Article 12	Restrictions on Entering and Recording Foreign Nationals in Shareholder Register

If the aggregate of

(a)	the proportion of voting rights directly held by Foreign Nationals corresponding to any of Items (1) through (3) and

(b)	the proportion provided for by ordinance of the Ministry of Internal Affairs and Communications as the proportion of voting rights held by Foreign Nationals corresponding to (a) indirectly through Foreign Nationals corresponding to Item (4)

is 20% or more of all voting rights in the Company, then in accordance with the provisions of the Broadcasting Act the Company may refuse to enter or record in the shareholder register any shares acquired by the Foreign National. “Foreign Nationals” means

(1)	natural persons who do not have Japanese nationality,

(2)	foreign governments or their representative,

(3)	foreign legal persons or bodies, and

(4)	legal persons or bodies the percentage of voting rights of which that are held directly by persons set out in (1) through (3) is equal to or more than the percentage provided for by ordinance of the Ministry of Internal Affairs and Communications.

Article 13	Record Date

1	The Company considers shareholders with voting rights entered or recorded in the final shareholder register as at March 31 of a given year to be the shareholders entitled to exercise voting rights at the ordinary general shareholders meeting held for that business year.

2	In addition to the preceding paragraph, the Company may, when necessary, provisionally stipulate a record date by prior public notice in accordance with a resolution of the board of directors.

Article 14	Administrator of Shareholder Register

1	The Company has an administrator of the shareholder register.

2	The administrator of the shareholder register and the place of its business are provided for by resolution of the board of directors.

3	Preparation and maintenance of the Company’s shareholder register and share acquisition rights register and all other duties relating to the shareholder register and share acquisition rights register are delegated to the administrator of the shareholder register and are not carried out by the Company.

III    SHAREHOLDERS MEETING

Article 15	Convocation

The Company’s ordinary general shareholders meeting is convened in June every year, and the extraordinary general shareholders meeting is convened from time to time whenever necessary.

Article 16	Convener

1	The representative director appointed in advance by the board of directors shall convene shareholders meetings, except for where provided otherwise by law or ordinance.

2	If the representative director appointed under the preceding paragraph is unable to convene a shareholders meeting, then another director in the order pre-determined by the board of directors shall do so in the place of the representative director.

Article 17	Chair

1	The chairman or president shall chair shareholders meetings.

2	If neither the chairman nor the president is able to chair a shareholders meeting, then another director in the order pre-determined by the board of directors shall do so in the place of the chairman or president.

Article 18	Disclosure via Internet of Reference Materials for Shareholders Meetings and Deemed Provision of that Information

On convening a shareholders meeting, the Company may deem information relating to matters that ought to be set out or indicated in the reference materials for shareholders meeting, business report, financial statements, and consolidated financial statements as having been provided to shareholders if it is disclosed by a method using the Internet in accordance with provisions provided for by Ordinance of the Ministry of Justice.

Article 19	Proxy Exercise of Voting Rights

1	A shareholder may exercise its voting rights by nominating 1 other shareholder with voting rights in the Company as its proxy.

2	The shareholder or proxy must submit to the Company a document proving the power of proxy for each shareholders meeting at which it is to be exercised.

Article 20	Method of Resolution

1	A resolution of a shareholders meeting is adopted with a majority of the voting rights of the shareholders in attendance who are entitled to exercise their voting rights, except for where provided otherwise by law, ordinance, or these articles of incorporation.

2	The resolution provided for in Article 309.2 of the Companies Act is adopted with a two-thirds majority of the voting rights of the shareholders in attendance if the shareholders in attendance together have one third or more of the total voting rights of all shareholders entitled to exercise voting rights at that meeting.

Article 21	Minutes

Minutes of each shareholders meeting are to be prepared in writing or electronically in accordance with laws and ordinances.

IV    DIRECTORS; BOARD OF DIRECTORS

Article 22	Number of Directors

The Company shall have 20 or fewer directors.

Article 23	Method of Election of Directors

1	Directors are elected by resolution of the shareholders meeting.

2	A resolution for election of a director is adopted with a majority of voting rights of shareholders in attendance if the shareholders in attendance together have one third or more of the total voting rights of all shareholders entitled to exercise voting rights at that meeting.

3	Cumulative voting is not used for resolutions for election of directors.

Article 24	Term of Office of Directors

The term of office of a director expires at the conclusion of the ordinary general shareholders meeting held for last business year falling within 1 year after the director’s election to office.

Article 25	Representative Directors

The Company shall have 3 or fewer representative directors and they are elected by resolution of the board of directors.

Article 26	Directors with Titles

The Company may, as is convenient for business purposes, elect by resolution of the board of directors 1 chairperson, 1 president, and a few vice presidents, executive directors, senior managing directors, and consultants. However, the president must be a representative director.

Article 27	Board of Directors

The board of directors shall decide Company matters on the execution of important business and supervise directors’ performance of their duties, except for where provided otherwise by law, ordinance, or these articles of incorporation.

Article 28	Convener and Chair of Board of Directors Meetings

1	The president shall convene and chair board of directors meetings, except for where provided otherwise by law or ordinance.

2	If the president is unable to do so, then another director in the order pre-determined by the board of directors shall do so in the place of the representative director.

Article 29	Notice of Convocation of Board of Directors Meeting

1	Notice of the convocation of a board of directors meeting must be sent to each director and corporate auditor no later than 3 days before the meeting date. However, if urgency requires, that period may be shortened.

2	If all directors and corporate auditors so consent, the procedures for convocation may be foregone in convening a board of directors meeting.

Article 30	Method of Resolution of Board of directors

1	A resolution of the board of directors is adopted with a majority vote of directors in attendance if the directors in attendance together represent a majority of directors entitled to participate in the resolution.

2	If all directors (limited to directors entitled to participate in the matter for resolution) indicate in writing or electronically their intention to consent to the matter for resolution of the board of directors, then the Company may deem that a resolution of the board of directors has been adopted to the effect that the matter for resolution has been approved. However, this does not apply if a corporate auditor indicates an objection to the matter for resolution.

Article 31	Regulations of the Board of Directors

Matters relating to the board of directors are governed by the Regulations of the Board of Directors established by the board of directors, except where provided otherwise by law, ordinance, or these articles of incorporation.

Article 32	Remuneration for Directors

The remuneration, bonuses, and other such proprietary benefits received from the Company in exchange for performance of duty (“Remuneration”) for directors is decided by resolution of the shareholders meeting.

Article 33	Agreements Limiting Liability of Outside Directors

The Company may, in accordance with Article 427.1 of the Companies Act, enter into an agreement with an outside director limiting the outside director’s liability for damage caused by neglecting his or her duties up to an amount provided for by law or ordinance.

V    CORPORATE AUDITORS; BOARD OF CORPORATE AUDITORS

Article 34	Number of Corporate Auditors

The Company shall have 5 or fewer corporate auditors.

Article 35	Method of Election of Corporate Auditors

1	Corporate auditors are elected by resolution of the shareholders meeting.

2	A resolution for election of a corporate auditor is adopted with a majority of voting rights of shareholders in attendance if the shareholders in attendance together have one third or more of the total voting rights of all shareholders entitled to exercise voting rights at that meeting.

Article 36	Term of Office of Corporate Auditors

1	The term of office of a corporate auditor expires at the conclusion of the ordinary general shareholders meeting held for last business year falling within 4 years after the corporate auditor’s election to office.

2	The term of office of a substitute corporate auditor expires at the time his or her predecessor’s term of office would have expired.

Article 37	Standing Corporate Auditors

The board of corporate auditors shall elect standing corporate auditors from among the corporate auditors.

Article 38	Notice of Convocation of Board of Corporate Auditors Meeting

1	Notice of the convocation of a board of corporate auditors meeting must be sent to each corporate auditor no later than 3 days before the meeting date. However, if urgency requires, that period may be shortened.

2	If all corporate auditors so consent, the procedures for convocation may be foregone in convening a board of corporate auditors meeting.

Article 39	Method of Resolution of Board of Corporate Auditors

A resolution of the board of corporate auditors is adopted with a majority vote of corporate auditors.

Article 40	Regulations of the Board of Corporate Auditors

Matters relating to the board of corporate auditors are governed by the Regulations of the Board of Corporate Auditors established by the board of corporate auditors, except where provided otherwise by law, ordinance, or these articles of incorporation.

Article 41	Remuneration for Corporate Auditors

The Remuneration for corporate auditors is decided by resolution of the shareholders meeting.

Article 42	Agreements Limiting Liability of Outside Corporate Auditors

The Company may, in accordance with Article 427.1 of the Companies Act, enter into an agreement with an outside corporate auditor limiting the outside corporate auditor’s liability for damage caused by neglecting his or her duties up to an amount provided for by law or ordinance.

VI    ACCOUNTING AUDITOR

Article 43	Method of Election of Accounting Auditor

The accounting auditor is appointed by resolution of the shareholders meeting.

Article 44	Term of Office of Accounting Auditor

1	The term of office of the accounting auditor expires at the conclusion of the ordinary general shareholders meeting held for last business year falling within 1 year after the accounting auditor’s appointment to office.

2	If a resolution of the ordinary general shareholders meeting provided for in the preceding paragraph does not provide otherwise, then the accounting auditor will be deemed to have been reappointed by that ordinary general shareholders meeting.

VII    ACCOUNTS

Article 45	Business Year

The Company’s business year starts on April 1 and ends on March 31 each year.

Article 46	Dividends of Surplus

Dividends of surplus for a given year are made to the shareholders and registered pledgees entered or recorded in the final shareholder register as at March 31 of that year.

Article 47	Interim Dividends

The Company may by resolution of the board of directors make an interim dividend for a given year to the shareholders and registered pledgees entered or recorded in the final shareholder register as at September 30 of that year.

Article 48	Limitation Period for Dividends of Surplus

If 3 full years pass after the date on which a dividend of surplus or interim dividend became payable and the dividend has not been received, the Company will be released from the obligation of paying that dividend.

SUPPLEMENTARY PROVISIONS

Article 1	Initial Business Year

Despite Article 45, the initial business year of the Company starts on the date of the Company’s incorporation and ends on March 31, 2011.

Article 2	Initial Remuneration for Directors and Corporate Auditors

Despite Articles 32 and 41, the amount of initial Remuneration for the period from the date of the Company’s incorporation up until the conclusion of the initial ordinary general shareholders meeting is to be 500,000,000 yen or less in total for all directors and 60,000,000 yen or less in total for all corporate auditors.

Article 3	Deletion of Supplementary Provisions

These supplementary provisions will automatically be deleted at the conclusion of the initial ordinary general shareholders meeting.

3	Matters Relating to Appropriateness of Provisions Regarding Matters Listed in Items 5 and 6 of Article 773.1 of the Companies Act

(1)	The Company, TXBB and BSJ have determined and deemed appropriate, as set out below, the Share Transfer Ratios of ordinary shares of TXHD (“Share Transfer Ratios”) to be issued to shareholders of the Wholly Owned Subsidiaries (After the Share Transfer) when they jointly establish TXHD through the Share Transfer.

(i)	Share Transfer Ratios

The Company will be allotted 1 share of ordinary stock of TXHD for each 1 share of the Company’s ordinary stock, TXBB will be allotted 45 shares of TXHD for each 1 share of TXBB’s ordinary stock, and BSJ will be allotted 11 shares of TXHD for each 1 share of BSJ’s ordinary stock. However, those allotment ratios may change, upon consultation between our three companies, if there is a material change in any of the various conditions constituting a basis for the calculation of the ratios.

TXHD also plans to issue 28,779,500 new shares through the Share Transfer. This figure is calculated based on the total number of the Company’s issued and outstanding shares (20,645,000), the total number of TXBB’s issued and outstanding shares (34,100), and the total number of BSJ’s issued and outstanding shares (600,000) as at March 31, 2010.

One unit of TXHD shares will consist of 100 shares.

(ii)	Basis for Calculating Share Transfer Ratios

(a)	Basis for Calculation

In order to ensure fairness in the calculation of the Share Transfer Ratios to be used in the Share Transfer, the Company engaged Nomura Securities Co., Ltd. (“Nomura Securities”), TXBB engaged Mizuho Securities Co., Ltd. (“Mizuho Securities”), and BSJ engaged Asahi Business Solution Co., Ltd. (“Asahi BS”) to calculate Share Transfer Ratios to be used in the Share Transfer, and they each received from their respective calculation institution a written statement of calculation of Share Transfer Ratios.

Nomura Securities calculated the Share Transfer Ratios for the Company, TXBB, and BSJ using the average market share price method, comparable companies method, and discounted cash flow (“DCF”) method. The results of its calculations based on these methods are as set out in the table below. The calculated ranges of the Share Transfer Ratios below are the calculated ranges for the ordinary shares of TXBB and BSJ for 1 share of ordinary stock in the Company.

	Method	TXBB	BSJ
(i)	Average market share price method	37.5 ~ 38.9	5.5 ~ 11.3
(ii)	Comparable companies method	26.5 ~ 36.6	10.9 ~ 13.2
(iii)	DCF Method	40.6 ~ 59.4	13.3 ~ 14.1

The calculation record date used for the average market share price method was March 19, 2010, and Nomura Securities used the closing price on the calculation record date and the average closing share prices for the 1-week period preceding the calculation record date, the 1-month period preceding the calculation record date, the 3-month period preceding the calculation record date, and the 6-month period preceding the calculation record date. Also, because BSJ is not listed and there is therefore no market price for its shares, the range of the ratio was calculated using the results of the calculations based on the comparable companies method, which is a market-based calculation method.

In calculating the Share Transfer Ratios, Nomura Securities in principle used the information provided to it by our companies and the information and the like generally publicly available. It used that information and other such materials on the assumption that they were all accurate and complete, and it did not make any attempt to independently verify their accuracy or completeness. It has not independently valuated, appraised, or audited the assets or liabilities of any of our companies or our affiliates (including any assets or liabilities off the books and any contingent liabilities) and it has not requested any third-party calculation institution to perform any such valuation, appraisal, or audit. Furthermore, it has assumed that the financial forecasts (including profit plans and other such information) provided by our companies were reasonably prepared based on the best forecasts and judgments that could be made by our respective companies’ management at the time that information was provided.

Mizuho Securities conducted analyses and calculated the Share Transfer Ratios for the Company, TXBB, and BSJ using the average market share price method, comparable companies method, and DCF method. The results of its calculations based on these methods are as set out in the table below. The calculated ranges of the Share Transfer Ratios below are the calculated ranges for the ordinary shares of TXBB and BSJ for 1 share of ordinary stock in the Company.

	Method	TXBB	BSJ
(i)	Average market share price method	34.7 ~ 41.9	9.7 ~ 10.7
(ii)	Comparable companies method	20.0 ~ 25.9	11.4 ~ 13.1
(iii)	DCF Method	40.1 ~ 52.6	9.9 ~ 12.3

The calculation record date used for the average market share price method was March 19, 2010, and Mizuho Securities used the closing price on the calculation record date and the average closing share prices over the 1-month period preceding the calculation record date, the 3-month period preceding the calculation record date, and the 6-month period preceding the calculation record date. Also, because BSJ is not listed and there is therefore no market price for its shares, the range of the ratio was calculated using the results of the calculations based on the comparable companies method, which is a market-based calculation method.

In calculating the Share Transfer Ratios, Mizuho Securities in principle used the information provided to it by our companies and the information generally publicly available. It used that information and other such materials on the assumption that they were all accurate and complete and that no fact that might materially affect a calculation of a share transfer ratio was not disclosed to it, and it did not make any attempt to independently verify their accuracy or completeness. It has not independently valuated, appraised, or audited the assets or liabilities of any of our companies or our affiliates (including any assets or liabilities off the books and any contingent liabilities) and it has not requested any third-party calculation institution to perform any such valuation or audit. Furthermore, it has assumed that the financial forecasts (including profit plans and other such information) provided by our companies were reasonably prepared based on the best forecasts and judgments that could be made by our respective companies’ management at the time that information was provided.

Asahi BS calculated the Share Transfer Ratios for the Company based on the market share price method as a market-based method and the DCF method as an income-based method, for TXBB based on the market share price method as a market-based method and the DCF method as an income-based method, and for BSJ based on the comparable companies method as a market-based method and the DCF method as an income-based method. The results of its calculations based on these methods are as set out in the table below. The calculated ranges of the Share Transfer Ratios below are the calculated ranges for the ordinary shares of TXBB and BSJ for 1 share of ordinary stock in the Company.

	Method	TXBB	BSJ
(i)	Market-based method	37.5 ~ 39.7	10.4 ~ 10.5
(ii)	Income-based method	48.3 ~ 49.1	10.9 ~ 11.2

The calculation record date used for the market share price method was March 19, 2010, and Asahi BS used the share closing price on the calculation record date and the average share closing prices over the 1-month period preceding the calculation record date and the 3-month period preceding the calculation record date.

In calculating the Share Transfer Ratios, Asahi BS in principle used the information provided to it by our companies and the information and the like generally publicly available. It used that information and other such materials on the assumption that they were all accurate and complete, and it did not make any attempt to independently verify their accuracy or completeness. It has not independently valuated, appraised, or audited the assets or liabilities of any of our companies or our affiliates (including any assets or liabilities off the books and any contingent liabilities) and it has not requested any third-party calculation institution to perform any such appraisal or audit. Furthermore, it has assumed that the information on financial forecasts (including profit plans and other such information) provided by our companies were reasonably prepared based on the best forecasts and judgments that could be made by our respective companies’ management at the time that information was provided.

(b)	Processes for Calculations

As noted in (a) above, the Company engaged Nomura Securities, TXBB engaged Mizuho Securities, and BSJ engaged Asahi BS to calculate the Share Transfer Ratios to be used in the Share Transfer, and with reference to the results of the calculations of those third parties and, further, as a result of comprehensively taking into account the financial circumstances of each of our companies, the state of our assets, our future prospects, and other such factors and, furthermore, after thorough discussion of the Share Transfer Ratios among us, we came to the conclusion and agreed on March 26, 2010, that ultimately the above share transfer ratio is reasonable.

(c)	Relationships with Third-Party Calculation Institutions

None of Nomura Securities, Mizuho Securities, or Asahi BS, the third-party calculation institutions, correspond to a “related party” of the Company, TXBB, or BSJ, and as set out below none of the third-party calculation institutions correspond to a “related party” of Nikkei, in whom each of the Company, TXBB, and BSJ each hold shares as set out in (iv) below. There are no major conflicts of interest that ought to be noted in relation to the Share Transfer.

(iii)	Measures to Ensure Fairness

To ensure fairness in the Share Transfer, the Company selected Nomura Securities, TXBB selected Mizuho Securities, and BSJ selected Asahi BS as their respective third-party calculation institutions, and they each received a statement of calculation of Share Transfer Ratios for the purpose of constituting the basis of their agreement on the share transfer ratio to be used in the Share Transfer.

(iv)	Measures to Avoid Conflicts of Interest

The Company holds 34.6% of the total number of TXBB’s issued and outstanding shares and 14.0% of the total number of BSJ’s issued and outstanding shares, and TXBB corresponds to an affiliate of the Company accounted for under the equity method (as at March 31, 2010). Nikkei holds 33.3% of the total number of the Company’s issued and outstanding shares, 13.8% of the total number of TXBB’s issued and outstanding shares, and 24.4% of the total number of BSJ’s issued and outstanding shares (as at March 31, 2010).

Given these capital relationships, in order to avoid any conflict of interest, Outside Director Shiro Saito, who concurrently serves as director of Nikkei, did not participate in the deliberations or resolution relating to the Share Transfer Ratios and Share Transfer Plan set out above at the Company’s board of directors meeting. the Company’s board (excluding Mr. Saito) unanimously agreed on the Share Transfer Ratios and adopted a resolution to formulate the Share Transfer Plan, as set out above.

Similarly, in order to avoid any conflict of interest on TXBB’s part, Outside Director Seiichi Miyake, who concurrently serves as executive officer of the Company, and Outside Director Yoichi Serikawa, who concurrently serves as executive officer of Nikkei, did not participate in the deliberations or resolution relating to the Share Transfer Ratios and Share Transfer Plan set out above at TXBB’s board of directors meeting. TXBB’s board (excluding Mr. Miyake and Mr. Serikawa) unanimously agreed on the Share Transfer Ratios and adopted a resolution to formulate the Share Transfer Plan, as set out above.

And in order to avoid any conflict of interest on BSJ’s part, Outside Director Yoichi Serikawa, who concurrently serves as executive officer of Nikkei, and Executive Director Junichi Fujii, who is on secondment from the Company did not participate in the deliberations or resolution relating to the Share Transfer Ratios and Share Transfer Plan set out above at BSJ’s board of directors meeting. BSJ’s board (excluding Mr. Serikawa and Mr. Fujii) unanimously agreed on the Share Transfer Ratios and adopted a resolution to formulate the Share Transfer Plan, as set out above.

(2)	We have determined that TXHD will have 10,000 million yen in stated capital, 7,7 million yen in capital reserve, and 0 yen in retained earnings reserve. We determined TXHD’s capital and reserve amounts after comprehensive consideration and examination of TXHD’s capital policies for after its establishment and through consultation between the Company, TXBB, and BSJ, and within the scope of Article 52 of the Company Accounting Ordinance.

4	Matters Relating to TXBB and BSJ

(1)	Details of Financial Statements for the Most Recent Business Year

In accordance with relevant laws and regulations and the Articles of Incorporation of the respective companies, the details of financial statements for the year ended March 2010 for both TXBB and BSJ have been placed on the Company’s website (http://www.tv-tokyo.co.jp/corporation).

(2)	Disposition of Material Assets, Liabilities, or Other Events that Will Materially Affect the Companies’ Financial Condition After the Most Recent Business Year

None

5	Disposition of Material Assets, Liabilities, or Other Events That Will Materially Affect the Company’s Financial Condition After the Most Recent Business Year on the Part of the Company

None

6	Matters Relating To Candidates for Directors of TXHD

Candidates for directors of TXHD are as follows:

Name (Date of Birth)	Career Summary, Positions & Responsibilities (Material positions concurrently held)		(1) No. of Company shares held (2) No. of TXBB shares held (3) No. of BSJ shares held (4) No. of TXHD shares to be allotted

Masayuki Shimada (Jan. 16, 1945)	Apr. 1969	Joined Nikkei Inc.	(1) 8,217 shares (2) 0 (3) 0 (4) 8,217 shares
	Mar. 1999	Director
	Mar. 2002	Managing Director
	Jun. 2005	Senior Managing Director, the Company (in charge of production, news and sports)
	Jun. 2006	Senior Managing Director (in charge of programming, production, drama production, news and sports)
	Jun. 2007	President & Co-CEO
To present
(Material positions concurrently held)
President & Co-CEO of the Company

Sadahiko Sugaya (Jan. 7, 1939)	Apr. 1961	Joined Nikkei Inc.	(1) 17,878 shares (2) 0 (3) 0 (4) 17,878 shares
	Mar. 1990	Director
	Mar. 1993	Managing Director
	Mar. 1998	Senior Managing Director
	Jun. 1999	Executive Vice President, the Company (Director General in programming & production, and sports news)
	Jun. 2000	Vice President & Co-CEO (Director General in programming & production, sports news, and media strategy planning)
	Jun. 2001	President & Co-CEO
	Jun. 2007	Chairman & Co-CEO
To present
(Material positions concurrently held)
Chairman & Co-CEO of the Company

Noboru Yamada (Mar. 23, 1945)	Jul. 1969	Joined Nikkei Inc.	(1) 0 (2) 0 (3) 0 (4) 0
	Jul. 1999	Director of Network, Department, Sales Division, the Company
	Mar. 2001	Director General of General Affairs Division, BS Japan Corporation
	Jun. 2001	Director (Director General of General Affairs Division)
	Jun. 2004	Managing Director (in charge of programming, representative of Tokyo office, and programming director), Television Hokkaido Broadcasting Co., Ltd.
	Jun. 2006	Senior Management Director (in charge of programming, and programming director)
	Jun. 2007	Representative Director and President, BS Japan Corporation
To present
(Material positions concurrently held)
Representative Director and President, BS Japan Corporation

Name (Date of Birth)	Career Summary, Positions & Responsibilities (Material positions concurrently held)		(1) No. of Company shares held (2) No. of TXBB shares held (3) No. of BSJ shares held (4) No. of TXHD shares to be allotted
Masao Kato (Aug. 21, 1954)	Apr. 1979	Joined the Company	(1) 2,100 shares (2) 20 shares (3) 0 (4) 3,000 shares
	Jul. 2000	General Manager of Sales & Marketing Division, Sales Department
	Jul. 2003	Associate Director of Public Relations & IR Division, Corporate Strategy Planning Department
	Oct. 2004	Associate Director of Network, Network Department
	Jul. 2006	Deputy Director General of Network Department
	Jun. 2007	Chairman and CEO, TV TOKYO Broadband Entertainment, Inc.
	Jan. 2008	Chairman & President and CEO
	Jun. 2008	President and CEO
To present
(Material positions concurrently held)
President and CEO of TV TOKYO Broadband Entertainment, Inc.

Naohiro Nomura (Jul. 22, 1945)	Apr. 1979	Joined Nikkei Inc.	(1) 926 shares (2) 0 (3) 0 (4) 926 shares
	Mar. 1998	Deputy Director General of Finance Division
	Mar. 2002	General Affairs, Finance Department
	Mar. 2003	Director General of Finance Department
	Mar. 2004	Executive Officer (Director General of Finance Department)
	Mar. 2006	Director (in charge of finance)
	Jun. 2006	Outside Corporate Auditor, the Company
	Mar. 2007	Managing Director (in charge of Finance), Nikkei Inc.
	Mar. 2009	Advisor
	Apr. 2009	In charge of corporate strategy planning
	Jun. 2009	Senior Managing Director, the Company
To present
(Material positions concurrently held)
Senior Managing Director of the Company

Tadashi Inukai (Sep. 2, 1946)	Apr. 1969	Joined the Company	(1) 5,133 shares (2) 0 (3) 0 (4) 5,133 shares
	Jul. 2001	Deputy Director General of Engineering & Technology Division
	Jun. 2002	Director, Technomax, Inc.
	Jun. 2003	Representative Director and President, TV TOKYO Commercial, Inc.
	Jun. 2004	Director (Deputy Director General of Engineering & Technology Department), the Company
	Jun. 2005	Director (Engineering & Technology Department, in charge of System Development Division)
	Jun. 2006	Managing Director (in charge of Engineering & Technology Department, and System Development Division)
	Jun. 2007	Managing Director (in charge of Engineering & Technology)
	Jun. 2008	Managing Director (in charge of Engineering & Technology Department, System Development Division and program information improvement)
	Jun 2009	Managing Director (in charge of Engineering & Technology Department, Information System Department, and Compliance Department)
To present
(Material positions concurrently held)
Managing Director of the Company

Name (Date of Birth)	Career Summary, Positions & Responsibilities (Material positions concurrently held)		(1) No. of Company shares held (2) No. of TXBB shares held (3) No. of BSJ shares held (4) No. of TXHD shares to be allotted

Satoshi Kikuchi (Apr. 27, 1952)	Apr. 1975	Joined the Company	(1) 5,213 shares (2) 0 (3) 0 (4) 5,213 shares
	Jul. 2000	Deputy Director General of Sales Department, Sales Headquarters,
	Aug. 2002	Director General of Sales Department, Sales Division
	Jul. 2003	Director General of Sales Department
	Jun. 2004	Director (Director General of Sales Department)
	Jun. 2005	Director (Director General of Programming Department)
	Jul. 2005	Director (Director General of Programming Department and General Manager of BS Business Promotion Department)
	Jun. 2007	Managing Director (in charge of Programming Department, Drama Production Division, and assistant to Director General of BS Business Promotion Department)
	Jun. 2008	Managing Director (in charge of Sales Department and BS Business Promotion Department)
	Apr. 2009	Managing Director (in charge of Sales Division and Animated Program Division, and Associate Director of BS Business Promotion Department)
	Jun. 2009	Managing Director (in charge of Sales Department and Network Department, and Director General of BS Business Promotion Department)
To present
(Material positions concurrently held)
Managing Director of the Company

Naomichi Fujinobu (Oct. 5, 1949)	Apr. 1972	Joined the Company	(1) 3,938 shares (2) 0 (3) 0 (4) 3,938 shares
	Jul. 1999	Deputy Director General of News Department and Associate Director of News Content Gathering, Sports News Department
	Jul. 2001	Director General of News Department, Sports News Department
	Jul. 2003	Director General of News Department
	Jun. 2004	Representative Director and President, TV TOKYO Production, Inc.
	Jun. 2006	Director (Director General of Production Department), the Company
	Jun. 2007	Managing Director (in charge of Production Department, News Department, and Sports Department)
	Jun. 2008	Managing Director (in charge of Programming Department, Production Department, News Department, and Sports Department, and personal assistant to Director General of BS Business Promotion Department)
	Jun. 2009	Managing Director(in charge of Programming Department, Production Department, Drama Production Division, News Department, and Sports Department, and personal assistant to Director General of BS Business Promotion Department)
To present
(Material positions concurrently held)
Managing Director of the Company

Name (Date of Birth)	Career Summary, Positions & Responsibilities (Material positions concurrently held)		(1) No. of Company shares held (2) No. of TXBB shares held (3) No. of BSJ shares held (4) No. of TXHD shares to be allotted
Masaaki Takashima (Apr. 29, 1952)	Mar. 1978	Lecturer, Tokyo Nisshin Educational Institution	(1) 1,294 shares (2) 0 (3) 0 (4) 1,294 shares
	Apr. 1982	Joined the Company
	Jul. 2002	Deputy Director General of Finance Department
	Jul. 2003	Deputy Director of Programming Department and Director of Programming Management Department
	Jul. 2005	Director General of Finance Department
	Jun. 2007	Director (Director General of Finance Department)
	Jun. 2009	Director (in charge of finance and internal control)
To present
(Material positions concurrently held)
Director of the Company

Mikio Tsuji (May 11, 1945)	Apr. 1972	Joined the Company	(1) 462 shares (2) 0 (3) 0 (4) 462 shares
	Jul. 2001	Deputy Director General of Programming Department and Director of Film & Animation Department, Programming & Production Department
	Jul. 2002	Deputy Director General of Promotion Department
	Jan. 2003	Associate Director of Promotion Department and Deputy General of Film Business Department
	Jun. 2003	Director, Pront Inc. (currently, TV TOKYO Direct, Inc.)
	Jun. 2003	Representative Director and President, AT-X, Inc.
	Jun. 2009	Director, the Company (in charge of Content Business Department, Digital Business Promotion Department, Animation Department, and Content Management Center)
To present
(Material positions concurrently held)
Director of the Company

Moriyasu Okazaki (Feb. 1, 1951)	Apr. 1972	Joined Nikkei Inc.	(1) 462 shares (2) 0 (3) 0 (4) 462 shares
	Mar. 2000	Deputy Director of Editorial Board, Tokyo Head Office
	Mar. 2003	General Affairs, Editorial Board, Tokyo Head Office
	Mar. 2004	General Manager of Publicity & Public Affairs, Osaka Branch Office
	Mar. 2006	Executive Officer, Deputy Representative of Osaka Branch and General Manager of Publicity & Public Affairs
	Mar. 2007	Managing Executive Officer, Representative of Nagoya Branch
	Mar. 2009	Advisor
	Jun. 2009	Managing Executive Officer, the Company (Director General of Network Department)
To present
(Material positions concurrently held)
Managing Executive Officer of the Company

Seiichi Miyake ( Jul. 4, 1952)	Apr. 1978	Joined Nikkei Inc.	(1) 941 shares (2) 0 (3) 0 (4) 941 shares
	Mar. 2003	Executive Director General, U.S. Office
	Mar. 2005	Deputy Director General, President’s Office
	Mar. 2006	Associate legal affairs
	Jul. 2006	Deputy Director General of News Department, the Company
	Jul. 2007	Director General of Business Strategy Planning Department
	Jun. 2008	Director, (Director General of Business Strategy Planning Department and Head of Affiliates Management Division)
	Jun. 2009	Managing Executive Officer (Director General of Business Strategy Planning Department and Head of Affiliates Management Division)
To present
(Material positions concurrently held)
Managing Executive Officer of the Company

Name (Date of Birth)	Career Summary, Positions & Responsibilities (Material positions concurrently held)		(1) No. of Company shares held (2) No. of TXBB shares held (3) No. of BSJ shares held (4) No. of TXHD shares to be allotted
Tsuneo Kita (Nov. 16, 1946)	Apr. 1971	Joined Nikkei Inc.	(1) 0 (2) 0 (3) 0 (4) 0
	Mar. 2003	Director
	Mar. 2004	Senior Executive Officer
	Mar. 2005	Managing Director
	Mar. 2006	Senior Managing Director
	Mar. 2007	Representative Director and Senior Managing Director
	Mar. 2008	President & CEO
To present
(Material positions concurrently held)
President & CEO of Nikkei Inc.

Yoji Ohashi (Jan. 21, 1940)	Apr. 1964	Joined All Nippon Airways Co., Ltd.	(1) 0 (2) 0 (3) 0 (4) 0
	Jun. 1993	Director
	Jun. 1997	Director (Executive Vice President)
	Jun. 1999	Director (Senior Vice President)
	Apr. 2001	President & CEO
	Apr. 2005	Chairman & CEO
	Apr. 2007	Chairman of the Board (incumbent)
	May 2008	Vice Chairman, Nippon Keidanren (incumbent)
	Jun. 2009	Outside Director (incumbent), the Company
To present
(Material positions concurrently held)
Chairman of the Board of All Nippon Airways Co., Ltd.
Vice Chairman of Nippon Keidanren
Outside Director of the Company

Notes

1       No conflict of interest exists or is likely to arise between any of the candidates and the Company, TXBB or BSJ.

2       Mr. Tsuneo Kita and Mr. Yoji Ohashi are candidates for outside directors.

3       Reasons for nomination

(1)    The reason for nominating Mr. Tsuneo Kita is that the Board of Directors of the Company believes that Mr. Kita, an expert with years of experience in the news media, will contribute to further strengthening the TXHD’s management by supervising and checking its overall management.

(2)    The reason for nominating Mr. Yoji Ohashi is that the Board of Directors of the Company believes that Mr. Ohashi, who has a wealth of experience in corporate management and deep insight, will contribute to further strengthening the TXHD’s management by supervising and checking its overall management.

4       Agreements limiting liability

         If Mr. Tsuneo Kita and Mr. Yoji Ohashi are elected as outside directors, TXHD plans to execute with each of them an agreement that will limit their liability, to the lowest amount of maximum liability provided for by the Companies Act, for damages arising from their neglecting their duties as outside directors.

5       Facts of violation of laws or ordinances by other joint stock companies while these candidates for outside directors were holding office in those companies

(1)    In Nikkei Inc., for which Mr. Tsuneo Kita serves as a director, an employee was engaged in insider trading. Mr. Kita was unaware of the incident until it was revealed. However, at the company’s management meetings, he had always spoken of the need to pay close attention to compliance with laws and ordinances.

(2)    All Nippon Airways Co., Ltd. for which Mr. Yoji Ohashi serves as director, was issued with a Cease and Desist Order in August 2008 by the Fair Trade Commission after it conducted an act constituting a violation of the Act Against Unjustifiable Premiums and Misleading Representations with respect to the company’s newspaper advertisement for ANA’s premium class, which ran in February and March in 2008.

7	Matters Relating To Candidates for Corporate Auditors of TXHD

Candidates for corporate auditors of TXHD are as follows:

Name (Date of Birth)	Career Summary, Positions & Responsibilities (Material positions concurrently held)		(1) No. of Company shares held (2) No. of TXBB shares held (3) No. of BSJ shares held (4) No. of TXHD shares to be allotted
Hajime Okugawa (Mar. 13, 1945)	Apr. 1969	Joined Nikkei Inc.	(1) 3,686 shares (2) 0 (3) 0 (4) 3,686 shares
	Mar. 1996	Deputy Director General of Multimedia Department
	Jul. 1999	Director General of News Department, Sports News Headquarters
	Jun. 2001	Director, the Company (Deputy Director of Media Strategies Headquarters and Media Development Department)
	Jun. 2002	Director (Deputy Director of Media Strategies Headquarters, Media Development Department, and the Head of Data Broadcasting Center Preparation Bureau)
	Jun. 2003	Director (Director General of Media Development Department)
	Jun. 2004	Standing Corporate Auditor
To present
(Material positions concurrently held) Standing Corporate Auditor the Company

Kazuhiko Mitsumori (Oct. 14, 1946)	Apr. 1969	Joined Nikkei Inc.	(1) 0 (2) 0 (3) 0 (4) 0
	Mar. 1996	Deputy Director General of Editorial Board, Tokyo Head Office
	Mar. 1997	Deputy Director General of President’s Office
	Mar. 1999	President of Nikkei America, Inc.
	Mar. 2002	Representative Director and President, Nikkei Human Resources Information, Inc.
	Mar. 2007	Advisor
	Jun. 2009	Senior Officer, Finance (incumbent)
	Jun. 2009	Outside Corporate Auditor, the Company (incumbent)
To present
(Material positions concurrently held)
Senior Officer, Finance, Nikkei Inc.
Outside Corporate Auditor of the Company

Hiroshi Araki (Apr. 18, 1931)	Apr. 1954	Joined Tokyo Electric Power Company	(1) 1,611 shares (2) 0 (3) 0 (4) 1,611 shares
	Jun. 1983	Director
	Jun. 1986	Managing Director
	Jun. 1991	Vice President
	Jun. 1993	President
	Jun. 1995	Chairman, The Federation of Electric Power Companies of Japan
	May 1999	Vice Chairman, Nippon Keidanren
	Jun. 1999	Chairman, Tokyo Electric Power Company
	May 2002	Vice Chairman, Nippon Keidanren
	Jun. 2002	Outside Corporate Auditor (incumbent), the Company
	Sep. 2002	Corporate Advisor (incumbent), Tokyo Electric Power Company
To present
(Material positions concurrently held)
Corporate Advisor of Tokyo Electric Power Company
Outside Corporate Auditor of the Company

Name (Date of Birth)	Career Summary, Positions & Responsibilities (Material positions concurrently held)		(1) No. of Company shares held (2) No. of TXBB shares held (3) No. of BSJ shares held (4) No. of TXHD shares to be allotted
Hiroshi Nakachi (Mar. 2, 1932)	Mar. 1978	Representative Manager, Tomatsu & Aoki Auditing Firm (currently, Deloitte Touche Tohmatsu LLC)	(1) 771 shares (2) 0 (3) 0 (4) 771 shares
	Aug. 1997	Chairman and Representative Manager (incumbent), Nakachi & Co.
	Oct. 1998	Chairman, The Japanese Institute of Certified Public Accountants
	Dec. 1998	Member, The Financial Reconstruction Commission
	Apr. 1999	Representative Director (incumbent), Nakachi Institute of Business Management
	Jun. 2008	Outside Director, the Company
	Jun. 2009	Corporate Auditor (incumbent), the Company
To present
(Material positions concurrently held)
Chairman and Representative Manager, Nakachi & Co.
Corporate Auditor of the Company

Notes	1 No conflict of interest exists or is likely to arise between any of the candidates and the Company, TXBB or BSJ.
2 Mr. Hiroshi Araki and Mr. Kazuhiko Mitsumori are candidates for outside corporate auditors.
3 Reasons for nomination

(1)    The reason for nominating Mr. Hiroshi Araki is that the Board of Directors of the Company believes that Mr. Araki, who has a wealth of experience in corporate management and a deep insight, will contribute to further strengthening the TXHD’s management by supervising and checking its overall management.

(2)    The reason for nominating Mr. Kazuhiko Mitsumori is that the Board of Directors of the Company believes that Mr. Mitsumori, an expert with years of experience in the news media, will contribute to further strengthening the TXHD’s management by supervising and checking its overall management.

4 Agreements limiting liability

         If Mr. Hiroshi Araki and Mr. Kazuhiko Mitsumori are elected as outside corporate auditors, TXHD plans to execute with each of them an agreement that will limit their liability, to the lowest amount of maximum liability provided for by the Companies Act, for damages arising from their neglecting their duties as outside corporate auditors.

5 During Mr. Hiroshi Araki’s term of office as an outside corporate auditor of Kajima Corporation, the flowing incidents occurred.

(i)     In July 2004, Kajima was issued with a Cease and Desist Recommendation under the Anti-Monopoly Act with respect to a construction project in Niigata city, and was later issued with a consent decree under the Construction Industry Law. As a result, the company was subjected to a suspension of its business in July 2006 under the Construction Business Act.

(ii)    In March 2006, a summary judgment order was made against Kajima employee who obstructed a competitive tender for construction work in Iwakuni Air Base organized by the Defense Facilities Administration Agency. As a result, in May 2006, Kajima was subjected to a suspension of its business under the Construction Business Act. Further, in June 2007, Kajima was issued with a Cease and Desist Order and Surcharge Payment Order under the Anti-Monopoly Law with respect to a tender for construction work organized by the Defense Facilities Administration Agency. Accordingly, the company was subjected to a suspension of its business in October 2007 under the Construction Business Act.

(iii)   In October 2007, Kajima and its former employee were convicted of violating the Anti-Monopoly Act in a case involving a subway construction work ordered by Nagoya city. The company was issued with a Cease and Desist Order and Surcharge Payment Order in November 2007 under the Anti-Monopoly Act. As a result, the company was subjected to a suspension of its business in January 2008 under the Construction Business Act.

(iv)   Kajima was subjected to a suspension of its business in March 2009 under the Construction Business Act following the 2009 January conviction of the then Vice President of Kajima and others, who bribed the then Ibaraki Governor in 1992.

Mr. Hiroshi Araki was not holding office as an outside corporate auditor of Kajima at the time of the incidents described in Items (i) through (iv) above. Further, he was unaware of the facts with respect to those incidents until they were revealed. Mr. Araki, along with other corporate auditors of Kajima, made efforts, through the board of directors and the board of corporate auditors, to monitor the company’s compliance with relevant laws and ordinances, including the Anti-Monopoly Act, and to prevent the company from engaging in any business operation that would violate any law or ordinance. After the incidents, he performed his duties appropriately, such as by investigating the facts and determining the causes of those incidents, while inspecting, through the board of corporate auditors, to make sure that all the reoccurrence prevention measures and other necessary measures were functioning effectively.

8	Matters Relating to Candidate for Substitute Corporate Auditor of TXHD

The candidate for substitute corporate auditor of TXHD is as follows:

Name (Date of Birth)	Career Summary, Positions & Responsibilities (Material positions concurrently held)		(1) No. of Company shares held (2) No. of TXBB shares held (3) No. of BSJ shares held (4) No. of TXHD shares to be allotted
Tomoyuki Hayashi (Oct. 12, 1947)	Apr. 1971	Joined Nikkei Inc.	(1) 0 (2) 0 (3) 0 (4) 0
	Mar. 1999	Deputy Chief, Sales, Tokyo Office
	Mar. 2000	President, Nikkei (Hong Kong) Inc. (Currently Nikkei China (Hong Kong) Ltd.)
	Mar. 2002	Director, Nikkei Research Inc
	Mar. 2004	Senior Managing Director, Nikkei Culture, Inc.
	Mar. 2006	President
	Mar. 2010	Advisor
To present
(Material positions concurrently held)
Advisor of Nikkei Culture, Inc.

Notes	1 No conflict of interest exists or is likely to arise between the candidate and the Company, TXBB or BSJ.

2       Tomoyuki Hayashi is being put forward as a candidate for substitute outside corporate auditor in advance in accordance with Article 329.2 of the Companies Act in case the number of corporate auditors falls below that required by law and ordinance.

3 Reason for nomination

We have determined that Tomoyuki Hayashi is capable of utilizing his experience as an expert on news media to supervise and carry out checking functions on the Company’s entire management, and further strengthen its audit structure.

4 Agreement limiting liability

If Mr. Tomoyuki Hayashi is elected as a substitute corporate auditor, TXHD plans to execute with him an agreement that limits his liability, to the lowest amount of maximum liability provided for by the Companies Act, for damages arising from his neglecting his duties as substitute corporate auditor.

9	Matters Relating to Candidate for Accounting Auditor of TXHD

The candidate for accounting auditor at TXHD is as follows:

Name	Deloitte Touche Tohmatsu LLC
Principal Place of Business	MS Shibaura Building 4-13-23 Shibaura, Minato-ku, Tokyo
No. of Members (as at end of March 2010)	6008	Partners* 636 CPAs 1,849
Employees who have passed the CPA exam (includes assistant CPAs): 2,279
		Other professionals: 753	Administrative staff: 491
*This includes some partners who are also partners at affiliates.

History	May 1968	Tohmatsu Awoki & Co. established
	May 1975	Joined Touche Ross International (“TRI”) alliance (now Deloitte Touche Tohmatsu (DTT))
	Feb. 1990	Changed name to Tohmatsu & Co.
	July 2009	Converted to a limited liability audit corporation and changed name to Deloitte Touche Tohmatsu LLC

10	Matters Relating to the Resolution for this Agenda Item

This agenda item will take effect when approval is obtained at the respective shareholder meetings of the Company, TXBB, and BSJ, as provided for in under Article 7 (Shareholder Meetings to Approve the Share Transfer Plan) of the Share Transfer Plan (the “Plan”) detailed in section 2 above of this agenda item.

Furthermore, if this Plan loses its effect in accordance with matters set out in Article 10 (Conditions for Implementation of Share Transfer) and 11 (Changes to Conditions of Share Transfer; Cancellation of Share Transfer) of the Plan, or if the Share Transfer is cancelled, the resolution for this agenda item will expire.

Agenda Item 3 Election	of 13 Directors

The term of office of all 11 current Directors will expire at the conclusion of this shareholder meeting. The Company has decided to add 2 directors to the board of directors in order to reinforce the management system of the Company. It is therefore proposed that 13 directors be elected. The candidates for Directors are as follows:

Candidate No.	Name (Date of Birth)	Career Summary, Positions & Responsibilities (Material positions concurrently held)		No. of Company shares held
1	Sadahiko Sugaya (Jan. 7, 1939)	Apr. 1961	Joined Nikkei Inc.	17,878
		Mar. 1990	Director
		Mar. 1993	Managing Director
		Mar. 1998	Senior Managing Director
		Jun. 1999	Executive Vice President, the Company (Director General in programming & production, and sports news)
		Jun. 2000	Vice President & Co-CEO (Director General in programming & production, sports news, and media strategy planning)
		Jun. 2001	President & Co-CEO
		Jun. 2007	Chairman & Co-CEO
To present

2	Masayuki Shimada (Jan. 16, 1945)	Apr. 1969	Joined Nikkei Inc.	8,217
		Mar. 1999	Director
		Mar. 2002	Managing Director
		Jun. 2005	Senior Managing Director, the Company (in charge of production, news and sports)
		Jun. 2006	Senior Managing Director (in charge of programming, production, drama production, news and sports)
		Jun. 2007	President & Co-CEO
To present

3	Naohiro Nomura (Jul. 22, 1945)	Apr. 1979	Joined Nikkei Inc.	926
		Mar. 1998	Deputy Director General of Finance Division
		Mar. 2002	General Affairs, Finance Department
		Mar. 2003	Director General of Finance Department
		Mar. 2004	Executive Officer (Director General of Finance Department)
		Mar. 2006	Director (in charge of finance)
		Jun. 2006	Outside Corporate Auditor, the Company
		Mar. 2007	Managing Director (in charge of Finance), Nikkei Inc.
		Mar. 2009	Advisor
		Apr. 2009	In charge of corporate strategy planning
		Jun. 2009	Senior Managing Director, the Company
To present

4	Tadashi Inukai (Sep. 2, 1946)	Apr. 1969	Joined the Company	5,133
		Jul. 2001	Deputy Director General of Engineering & Technology Division
		Jun. 2002	Director, Technomax, Inc.
		Jun. 2003	Representative Director and President, TV TOKYO Commercial, Inc.
		Jun. 2004	Director (Deputy Director General of Engineering & Technology Department), the Company
		Jun. 2005	Director (Engineering & Technology Department, in charge of System Development Division)
		Jun. 2006	Managing Director (in charge of Engineering & Technology Department, and System Development Division)
		Jun. 2007	Managing Director (in charge of Engineering & Technology)
		Jun. 2008	Managing Director (in charge of Engineering & Technology Department, System Development Division and program information improvement)
		Jun 2009	Managing Director (in charge of Engineering & Technology Department, Information System Department, and Compliance Department)
To present

Candidate No.	Name (Date of Birth)	Career Summary, Positions & Responsibilities (Material positions concurrently held)		No. of Company shares held
5	Satoshi Kikuchi (Apr. 27, 1952)	Apr. 1975	Joined the Company	5,213
		Jul. 2000	Deputy Director General of Sales Department, Sales Headquarters,
		Aug. 2002	Director General of Sales Department, Sales Division
		Jul. 2003	Director General of Sales Department
		Jun. 2004	Director (Director General of Sales Department)
		Jun. 2005	Director (Director General of Programming Department)
		Jul. 2005	Director (Director General of Programming Department and General Manager of BS Business Promotion Department)
		Jun. 2007	Managing Director (in charge of Programming Department, Drama Production Division, and assistant to Director General of BS Business Promotion Department)
		Jun. 2008	Managing Director (in charge of Sales Department and BS Business Promotion Department)
		Apr. 2009	Managing Director (in charge of Sales Division and Animated Program Division, and Associate Director of BS Business Promotion Department)
		Jun. 2009	Managing Director (in charge of Sales Department and Network Department, and Director General of BS Business Promotion Department)
To present

6	Naomichi Fujinobu (Oct. 5, 1949)	Apr. 1972	Joined the Company	3,938
		Jul. 1999	Deputy Director General of News Department and Associate Director of News Content Gathering, Sports News Department
		Jul. 2001	Director General of News Department, Sports News Department
		Jul. 2003	Director General of News Department
		Jun. 2004	Representative Director and President, TV TOKYO Production, Inc.
		Jun. 2006	Director (Director General of Production Department), the Company
		Jun. 2007	Managing Director (in charge of Production Department, News Department, and Sports Department)
		Jun. 2008	Managing Director (in charge of Programming Department, Production Department, News Department, and Sports Department, and personal assistant to Director General of BS Business Promotion Department)
		Jun. 2009	Managing Director(in charge of Programming Department, Production Department, Drama Production Division, News Department, and Sports Department, and personal assistant to Director General of BS Business Promotion Department)
To present

7	Masaaki Takashima (Apr. 29, 1952)	Mar. 1978	Lecturer, Tokyo Nisshin Educational Institution	1,294
		Apr. 1982	Joined the Company
		Jul. 2002	Deputy Director General of Finance Department
		Jul. 2003	Deputy Director of Programming Department and Director of Programming Management Department
		Jul. 2005	Director General of Finance Department
		Jun. 2007	Director (Director General of Finance Department)
		Jun. 2009	Director (in charge of finance and internal control)
To present

Candidate No.	Name (Date of Birth)	Career Summary, Positions & Responsibilities (Material positions concurrently held)		No. of Company shares held
8	Mikio Tsuji (May 11, 1945)	Apr. 1972	Joined the Company	462
		Jul. 2001	Deputy Director General of Programming Department and Director of Film & Animation Department, Programming & Production Department
		Jul. 2002	Deputy Director General of Promotion Department
		Jan. 2003	Associate Director of Promotion Department and Deputy General of Film Business Department
		Jun. 2003	Director, Pront Inc. (currently, TV TOKYO Direct, Inc.)
		Jun. 2003	Representative Director and President, AT-X, Inc.
		Jun. 2009	Director, the Company (in charge of Content Business Department, Digital Business Promotion Department, Animation Department, and Content Management Center)
To present

9	Shiro Saito (Sep. 16, 1948)	Apr. 1972	Joined Nikkei Inc.	0
		Mar. 2005	Director
		Mar. 2006	Managing Director
		Mar. 2007	Senior Managing Director (present)
		Jun. 2007	Outside Director, Company (present)
To present
(Material positions concurrently held)
Senior Managing Director of Nikkei Inc.

10	Yoji Ohashi (Jan. 21, 1940)	Apr. 1964	Joined All Nippon Airways Co., Ltd.	0
		Jun. 1993	Director
		Jun. 1997	Director (Executive Vice President)
		Jun. 1999	Director (Senior Vice President)
		Apr. 2001	President & CEO
		Apr. 2005	Chairman & CEO
		Apr. 2007	Chairman of the Board (incumbent)
		May 2008	Vice Chairman, Nippon Keidanren (incumbent)
		Jun. 2009	Outside Director (incumbent), the Company
To present
(Material positions concurrently held)
Chairman of the Board of All Nippon Airways Co., Ltd.
Vice Chairman of Nippon Keidanren

11	Moriyasu Okazaki (Feb. 1, 1951)	Apr. 1972	Joined Nikkei Inc.	462
		Mar. 2000	Deputy Director of Editorial Board, Tokyo Head Office
		Mar. 2003	General Affairs, Editorial Board, Tokyo Head Office
		Mar. 2004	General Manager of Publicity & Public Affairs, Osaka Branch Office
		Mar. 2006	Executive Officer, Deputy Representative of Osaka Branch and General Manager of Publicity & Public Affairs
		Mar. 2007	Managing Executive Officer, Representative of Nagoya Branch
		Mar. 2009	Advisor
		Jun. 2009	Managing Executive Officer, the Company (Director General of Network Department)
To present

Candidate No.	Name (Date of Birth)	Career Summary, Positions & Responsibilities (Material positions concurrently held)		No. of Company shares held
12	Seiichi Miyake ( Jul. 4, 1952)	Apr. 1978	Joined Nikkei Inc.	941
		Mar. 2003	Executive Director General, U.S. Office
		Mar. 2005	Deputy Director General, President’s Office
		Mar. 2006	Associate legal affairs
		Jul. 2006	Deputy Director General of News Department, the Company
		Jul. 2007	Director General of Business Strategy Planning Department
		Jun. 2008	Director, (Director General of Business Strategy Planning Department and Head of Affiliates Management Division)
		Jun. 2009	Managing Executive Officer (Director General of Business Strategy Planning Department and Head of Affiliates Management Division)
To present

13	Shohei Izawa (Jan. 23, 1952)	Apr. 1975	Joined the Company	2,049
		Jul. 2002	Deputy Director General of Programming and Programming Director, Programming & Production Department
		Jul. 2003	Director General, Contents Business Department
		Jun. 2006	Managing Director, Pronto K.K. (Currently, TV TOKYO Direct)
		Apr. 2008	Programming Director, Aichi Television Broadcasting Co., Ltd.
		Jun. 2009	Executive Officer (Programming Director)
To present

Notes	1 No particular conflict of interest exists between any of the candidates and the Company.

2       Mr. Shiro Saito and Mr. Yoji Ohashi are candidates for outside directors. The Company has designated Mr. Ohashi to be the independent officer provided for in the rules of the Tokyo Stock Exchange, Inc., and has notified the Tokyo Stock Exchange to that effect.

3 Reason for nomination and the number of years since they took office as outside directors

(1)    The reason for nominating Mr. Shiro Saito as an outside director is that the Board of Directors of the Company believes that Mr. Saito, an expert with years of experience in the news media, will contribute to the reinforcement of the Company’s management system by overseeing and checking the Company’s overall management. Mr. Saito’s term of office as an outside director of the Company will be 3 years at the conclusion of this General Meeting of Shareholders.

(2)    The reason for nominating Mr. Yoji Ohashi is that the Board of Directors of the Company believes that Mr. Yoji Ohashi, who has extensive experience and wide-ranging insight in the area of corporate governance, will contribute to the reinforcement the Company’s management system by overseeing and checking the Company’s overall management. Mr. Ohashi’s term of office as an outside director of the Company will be 1 year at the conclusion of this General Meeting of Shareholders.

4 Agreements limiting liability

Mr. Shiro Saito and Mr. Yoji Ohashi currently serve as outside directors of the Company. The Company has executed with each of them an agreement that limits their liability, to the lowest amount of maximum liability provided for by the Companies Act, for damages arising from their neglecting their duties as outside directors.

5 Facts of violation of laws or ordinances by other joint stock companies while these candidates for outside directors were holding office in those companies

(1)    While Mr. Shiro Saito was a director of Nikkei, Inc. (“Nikkei”), a Nikkei employee was involved in an insider trading deal. Mr. Saito was unaware of the fact until it was revealed. However, he had always cautioned the board of directors about the need to comply with laws and ordinances.

(2)    All Nippon Airways Co., Ltd. for which Mr. Yoji Ohashi serves as director, was issued with a Cease and Desist Order in August 2008 by the Fair Trade Commission after it conducted an act constituting a violation of the Act Against Unjustifiable Premiums and Misleading Representations with respect to the company’s newspaper advertisement for ANA’s premium class, which ran in February and March in 2008.

In relation to this agenda item, we have received a shareholder proposal from Shin Nihon Kanko Co., Ltd. (the “Shareholder Proposal”) dated April 12, 2010, requesting that both current Chairman and Co-CEO Mr. Sadahiko Sugaya and current President and Co-CEO Masayuki Shimada not be appointed as directors. The deliberation of this agenda item, which includes the matter of the appointment of these two persons as directors, at the shareholder meeting will allow shareholders who do not wish for Mr. Sugaya and Mr. Shimada to be appointed to express their opinion to that effect through an affirmative or negative vote for this agenda item. So instead of treating the Shareholder Proposal as an individual agenda item for the meeting, the Company has included the details and reasons for the Shareholder Proposal, as well as the opinion of the Company’s board of directors on the proposal, in these reference materials. The shareholder making this Shareholder Proposal has 19,022 voting rights.

Details of the Shareholder Proposal

Proposal Details

Non-appointment of both Sadahiko Sugaya and Masayuki Shimada as directors.

Proposal Reasons

1	Management’s Responsibility regarding the Decline in Share Price

As at the end of March 2010, the closing price for TV TOKYO’s shares was 1,855 yen, less than half of last year’s closing price of 3,830 yen.

TV TOKYO’s share price fell last year as well, and it has continued to post all-time lows since its listing on the stock exchange, but Chairman Sugaya (“Mr. Sugaya”) made excuses for those circumstances, saying that it was unavoidable considering the market-wide decline in share prices due to the global recession and the subsequent drop in the Nikkei Stock Average.

However, the Nikkei Stock Average has surged by 37% in the past year to levels between 8,000 and 11,000 yen. In comparison, share prices for the other major Tokyo television channels—Fuji Media Holdings (29,000 yen), Nippon Television (3,500 yen), and TV Asahi (33,000 yen)—have all seen increases in their share prices.

As is evident from the above, the share prices of all of these companies have risen and the Nikkei Stock Average has also climbed 37% over the last year, while TV TOKYO’s share price has plummeted by more than 50%. A more appropriate level for TV TOKYO’s share price would—if, that is, it had also surged 37% as the Nikkei Stock Average did—be 5,200 yen. But instead of increasing by a third to that price, the reverse has in fact happened, as it has basically fallen to a third of that price. If shareholders had held shares in companies other than TV TOKYO, their assets would have increased by 37%. But by holding shares in TV TOKYO, their assets have been cut in half. This is a major blow to all shareholders of TV TOKYO.

In light of this situation, Mr. Sugaya’s explanation that the drop in TV TOKYO’s share price is a result of current market-wide declines in share prices no longer rings true.

There is no doubt that we are in the midst of a global recession, but although not only the Nikkei Stock Average but also share prices of other television stations continue to steadily climb upward, the share price of TV TOKYO has plummeted, which in other words means that the corporate value of the company has fallen, which in turn clearly indicates the lack of management capabilities of TV TOKYO’s top two executives, Chairman Sugaya and President Masayuki Shimada (“Mr. Shimada”).

Mr. Sugaya and Mr. Shimada must take responsibility for this situation by resigning immediately and under no circumstances should they be permitted to assume office for another year.

2	Management’s Responsibility regarding the Deterioration in Earnings

(1)	TV TOKYO’s year-to-date sales in the third quarter for the fiscal year ended March 2010 were down 11% year on year. An itemization of the deterioration in earnings in the broadcasting business reveals a combined 15.6% year-on-year drop in revenue from time and spot commercials, and a 12.4% year-on-year decline in BS revenue.

Of particular concern is that spot commercial revenue in the first quarter fell below the region average.

On this point, at a regular press conference in May 2009, despite being aware of the double-digit decrease in total revenue from time and spot commercials from the previous year, Mr. Shimada was satisfied with the assumption that “things will be tougher than last year” and that the budget, which was kept to a minimum, had been attained. He failed to devise any real concrete measures.

As this demonstrates, Mr. Shimada’s attitude toward risk management is gravely insufficient. It is blatantly obvious that both Mr. Shimada, as President of TV TOKYO, and Mr. Sugaya, as Chairman, have ultimately brought about the aforementioned decline in revenue with their incompetency.

As other television stations are turning a profit in spot commercial revenue, it is a cause for concern for TV TOKYO shareholders that TV TOKYO is being managed by a chairman and a president who are not carrying out any effective measures despite being aware of the cause of the deterioration in TV TOKYO’s revenue and are even triggering further losses in revenue.

(2)	TV TOKYO’s audience ratings are down on the previous year’s figures in all three areas of golden time, prime time, and all-day.

On this point, too, at the regular press conference, Mr. Shimada appeared to be implementing specific countermeasures, commenting that “the fundamental basis of the television business is, after all, ratings,” and that “the main causes are well understood, so we must properly tackle this issue.” Nevertheless, the reality is that ratings since then have only headed downhill. Mr. Shimada’s failure as a manager was summed up by his own comment of the dire situation at the regular press conference in January 2010, where he said that “golden time ratings for January have fallen to the 6% level for the first time in more than 18 years.”

(3)	Amid the current recession, if the management of TV TOKYO continues to be entrusted to Mr. Sugaya and Mr. Shimada, the danger that the company will go under cannot be ruled out.

At the previous (41st) ordinary general shareholders meeting, TV TOKYO reduced its number of directors by 5 in order to streamline its management structure and carry out flexible management decision-making. Under normal circumstances, Mr. Sugaya and Mr. Shimada, as incompetent managers, should have taken responsibility for the deterioration in the company’s performance and resigned from their positions. They must not be reappointed as directors this time around.

3	The Position of Chairman is Unnecessary

After retiring from Nikkei, a major shareholder of TV TOKYO, Chairman Sugaya landed the plum job of President of TV TOKYO, and then, to top it off, he also assumed the office of chairman of TV TOKYO.

The position of chairman, however, is primarily a position for someone, such as the company founder or some other person who has contributed to the company as an employee throughout their life, to assume after retiring from the office of president. Under no circumstances should it be allowed to become a lucrative post-retirement position for high-level corporate executives of other companies, or bureaucrats or other such outsiders, to parachute into.

Furthermore, Mr. Sugaya, after taking the position of chairman, surrounded himself with incompetent yes-men in posts of section managers and above, and as is clearly illustrated by the same comments he makes at every month’s regular press conference, he appears unconcerned with TV TOKYO’s worsening business results as if it is somebody else’s problem.

The unease and anger of shareholders and employees stemming from the fact that Mr. Sugaya, a television amateur, is managing TV TOKYO after landing the cushy chairman position, is not getting through to him at all.

TV TOKYO, as it stands, does not need the managerial position of chairman, and it does not need Mr. Sugaya in such a position that amounts to nothing. For these reasons, Mr. Sugaya should not under any circumstances be reappointed as director of the Company.

4	Mr. Sugaya Was Not Elected as Representative of National Association of Commercial Broadcasters in Japan

The National Association of Commercial Broadcasters in Japan (“NAB”), which TV TOKYO is a member of, is an industry organization that was established by Japan’s private (commercial) wireless radio and television broadcasters for the purpose of improving broadcasting ethical standards and resolving common issues in the industry.

The position of NAB President is essentially assumed by the senior executives of each major commercial television broadcaster and last year, it was Mr. Sugaya’s turn to be elected as president.

Nevertheless, Mr. Sugaya was not elected and Michisada Hirose, Senior Advisor and Member of the Board at TV Asahi Corporation, continues to hold this office.

This fact clearly demonstrates that not only his own television station, but the industry itself has no faith in Mr. Sugaya and it is plain to see that reappointing this kind of person as Chairman and head of TV TOKYO will have an adverse effect on the Company in terms of its public image.

5	Summary

As explained above, Mr. Sugaya and Mr. Shimada are unqualified to be executive officers of TV TOKYO and should not be appointed as directors of the Company.

Note:	The above content of the Proposal Details and Proposal Reasons in the original Japanese has been quoted verbatim as it was received from the shareholder.

Opinion of the Board of Directors

The board of directors opposes this proposal for the following reasons.

Since the Lehman shock the year before last, the broadcasting industry has seen a sudden decline in the amount of commercials placed. Due to the effects from these developments, our Company also posted an overall deficit in 2008 (April 2008 to March 2009).

Still, in endeavoring to avoid two consecutive years in the red, we have continued to steadily implement our 08 Management Plan, which comes to its completion at the end of March 2011, with the entire Company working together to boost results during this one-year period. More specifically, at the same time as curtailing expenses, such as program production and labor costs, we have assembled a distinctive line up of programs utilizing our Company’s more successful categories, such as economy documentaries and animation, in addition to actively addressing the two-dimensional use of program content.

As a result, even though the advertising market has still not made a genuine recovery, in this business year (April 2009 to March 2010) we have climbed back into the black on both a consolidated and non-consolidated basis and posted a non-consolidated net income of 1,658 million yen and a consolidated net income of 1,192 million yen. In the midst of such a harsh business environment, the board of directors feels that the initiatives implemented to achieve this company-wide turnaround in business results were solely due to the firm leadership of Chairman and Co-CEO Sadahiko Sugaya and President and Co-CEO Masayuki Shimada.

On top of this, while we forecast the stagnation of the advertising market to continue in the future, not only will we make our management more efficient and bolster its financial standing by grouping our companies together, with the purpose of actively establishing and unveiling a new business model, the Group has decided to integrate the management of TV TOKYO, TV TOKYO Broadband Entertainment, and BS Japan Corporation and establish a certified broadcasting holding company through a joint share transfer among those three companies.

We believe that during this management integration, both Sadahiko Sugaya and Masayuki Shimada can demonstrate their strong leadership qualities in formulating growth strategies for the Group, and feel that they are an integral part of the board of directors for the purpose of shaping the Groups future growth and development.

Furthermore, we are of the opinion that through the initiatives outlined above, our Company can utilize numerous forms of media to efficiently offer high quality content and continually strive to improve business performance, which will be reflected in the Company’s share price as a result.

Moreover, at TV TOKYO, Mr. Sugaya will focus his activities outside of the Company, while Mr. Shimada will carry out his duties with a focus on internal matters. Mr. Sugaya is currently one of the vice-presidents of the National Association of Commercial Broadcasters in Japan, while Mr. Shimada is expected to assume the role of president of the certified broadcasting holding company. In this way, both persons will faithfully and actively execute their respective duties and we see no reason for them not to be reappointed as directors of the Company.

Agenda  Item 4     Election of 1 Substitute Corporate Auditor

The person described below is being put forward as a candidate for substitute outside corporate auditor in advance in accordance with Article 329.2 of the Companies Act in case the number of corporate auditors falls below that required by law and ordinance.

This appointment can be cancelled before the candidate takes office by a resolution of the board of directors and the consent of the board of corporate auditors.

The board of corporate auditors has given its consent for this agenda item to be submitted before the shareholder meeting.

The candidate for substitute corporate auditor is as follows.

Name (Date of Birth)	Career Summary, Positions & Responsibilities (Material positions concurrently held)		No. of Company shares held
Tomoyuki Hayashi (Oct. 12, 1947)	Apr. 1971	Joined Nikkei Inc.	0
	Mar. 1999	Deputy Chief, Sales, Tokyo Office
	Mar. 2000	President, Nikkei (Hong Kong) Inc. (Currently Nikkei China (Hong Kong) Ltd.)
	Mar. 2002	Director, Nikkei Research Inc
	Mar. 2004	Senior Managing Director, Nikkei Culture, Inc.
	Mar. 2006	President
	Mar. 2010	Advisor
To present
(Material positions concurrently held)
Advisor of Nikkei Culture, Inc.

Notes

1       No conflict of interest exists or is likely to arise between the candidate and the Company.

2       Tomoyuki Hayashi is being elected as the substitute outside corporate auditor.

3       Reason for nomination

We have determined that Tomoyuki Hayashi is capable of utilizing his experience as an expert on news media to supervise and carry out checking functions on TV TOKYO’s entire management, and further strengthen its audit structure.

4       Agreement limiting liability

If Mr. Tomoyuki Hayashi is elected as a substitute corporate auditor, TXHD plans to execute with him an agreement that will limit his liability, to the lowest amount of maximum liability provided for by the Companies Act, for damages arising from his neglecting his duties as substitute corporate auditor.

Agenda Item 5    Payment of Executive Severance Pay to Retiring Directors and Termination of Payments Associated with Abolition of Executive Severance Pay Scheme

As a reward for his services during his term of office, a retirement bonus of a reasonable amount pursuant to the Company’s standards is to be presented to Mr. Masami Harigae on the expiration of his term at the conclusion of this meeting. The exact amount, timing, and method of presentation will be decided upon by the board of directors.

A brief description of the outgoing director is as follows.

Name	Career Summary
Masami Harigae	June 2005	Director of the Company
	June 2008	Executive Director	To present

In addition, as part of the Company’s management reform, the Company’s executive severance pay scheme is now being reviewed and the board of directors passed a resolution at its meeting on April 27, 2010, for the abolishment of the officer retirement bonus scheme as of the conclusion of this meeting.

In conjunction with this, if Agenda Item 3 is approved as the Company has proposed, then as a reward for services to the 8 directors charged with heavy responsibilities and the 1 incumbent auditor, a retirement bonus of a reasonable amount pursuant to our Company’s standards is to be paid as a final payment to each director and auditor for their respective periods of office, from the time they took office up until the conclusion of this meeting.

The payment will be made when each director and auditor retires from office, while the exact amount, timing, and method of payment for the directors will be decided by the board of directors and, for payments to auditors, upon consultation with the auditors.

A brief description of the directors and auditors subject to the final payment is as follows.

Name	Career Summary
Sadahiko Sugaya	June 1999	Executive Vice President, the Company
	June 2000	Vice President & Co-CEO
	June 2001	President & Co-CEO
	June 2007	Chairman & Co-CEO	To present

Masayuki Shimada	June 2005	Senior Managing Director, the Company
	June 2007	President & Co-CEO	To present

Naohiro Nomura	Jun. 2009	Senior Managing Director, the Company	To present

Tadashi Inukai	Jun. 2004	Director, the Company
	Jun. 2006	Managing Director	To present

Satoshi Kikuchi	Jun. 2004	Director, the Company
	Jun. 2007	Managing Director	To present

Naomichi Fujinobu	Jun. 2006	Director, the Company
	Jun. 2007	Managing Director	To present

Masaaki Takashima	Jun. 2007	Director, the Company	To present

Mikio Tsuji	Jun. 2009	Director, the Company	To present

Hajime Okugawa	Jun. 2001	Director, the Company
	Jun. 2004	Standing Corporate Auditor	To present

Exercising Voting Rights Via the Internet

1	Guidelines for exercising voting rights via the Internet

If you wish to exercise your voting rights via the Internet, please do so by following the guidelines set out below.

(1)	It is only possible to exercise voting rights via the Internet through the Company’s designated websites (the URLs for which are set out below at 2(1)).

(2)	It is not possible to exercise voting rights via the Internet using mobile phones.

(3)	Your voting rights exercise code and password that we have informed you of for the meeting are valid only for this meeting. We will inform shareholders of new codes and passwords for each shareholders meeting as necessary.

(4)	If votes are exercised via both the Voting Rights Exercise Form and the Internet, the votes cast via the Internet will be considered the valid votes.

(5)	If votes are exercised more than once via the Internet, the votes cast last will be considered the valid votes.

(6)	Any costs arising in accessing the websites for exercising voting rights (Internet provider connection costs, communication costs) are to be borne by shareholders.

2	Specific method of exercising voting rights via the Internet

(1)	Access the designated websites for exercising voting rights: http://www.it-soukai.com or https://daiko.mizuho-tb.co.jp/. Please note, however, that these websites cannot be accessed between 3:00 A.M. and 5 A.M.

(2)	Enter the voting rights exercise code and password and click the Log In button. Your voting rights exercise code and password are printed at the bottom right of the Voting Rights Exercise Form enclosed with the convocation notice.

(3)	Follow the prompts on the screen to exercise your voting rights.

3	System environment

PC	Windows® model (PDAs, mobile phones, and game machines are not supported)

Browser	Microsoft® Internet Explorer 5.5 or higher

Internet environment	An environment in which the Internet is accessible, such as through subscription with an Internet provider.

Resolution	1024 x 768 or higher is recommended

Microsoft® and Windows® are registered trademarks and trademarks of U.S. Microsoft Corporation in the United States of America and other countries.

4	Security on accessing the websites

In order to prevent information concerning your exercise of your voting rights from being viewed or altered without your authorization, the websites use encryption (128-bit SSL).

Your voting rights exercise code and password printed on your Voting Rights Exercise Form are important items of information that identify you. Please take care not to let others know them. No one at the Company will ever contact you to inquire about your voting rights exercise code and password.

5	Inquiries

(1)	For inquiries relating to operating computers in relation to exercising voting rights electronically:

Mizuho Trust & Banking Co., Ltd.     Securities Agent     Internet Help Line

Telephone:     0120-768-524    (toll free)

(Operating hours:     9:00 ~ 21:00     excluding weekends and public holidays)

(2)	Inquiries on change of address and other such matters other than the above:

Mizuho Trust & Banking Co., Ltd.     Securities Agent

Telephone:     0120-288-324     (toll free)

Map to Venue for Shareholder Meeting

Venue	Ascot Hall, South Wing B2
Hotel Okura Tokyo
2-10-4 Toranomon, Minato-ku, Tokyo

Closest subway stations and exits

Subway Line	Station	Exit
Hibiya Line	Kamiyacho Station	Approx. 5 min. walk from Exit 4b

Namboku Line	Roppongi Itchome	Approx. 5 min. walk from Exit 3

Ginza Line or Namboku Line	Tameike Sanno	Approx. 10 min. walk from Exit 13

Ginza Line	Toranomon	Approx. 15 min. walk from Exit 3

NB:	The roads and parking lots in the vicinity are expected to be busy on the day of the meeting, so it would be best to avoid driving.

(Attachment to Notice of Convocation of 42nd Ordinary General Shareholders’ Meeting)

Business Reports

for the

42nd Business Year — FY2010

(April 1, 2009, through March 31, 2010)

Business Report

Consolidated Balance Sheet

Consolidated Income Statement

Consolidated Statement of Changes in Shareholders’ Equity

Balance Sheet

Income Statement

Statement of Changes in Shareholders’ Equity

Certified Copy of Accounting Auditor’s Report on Consolidated Financial Statements

Certified Copy of Accounting Auditor’s Report on Financial Statements

Report of Board of Corporate Auditors

TV TOKYO Corporation

Business Report

(from April 1, 2009, through March 31, 2010)

1	State of the Group

1.1	Business Progress and Results

A look at the Japanese economy over the current consolidated fiscal year (April 2009 through March 2010) shows that government economic stimulus packages and improvements in overseas economies have been followed in Japan by a revival of corporate profits and by signs of improvement in the business climate. With the persistence of deflation and other such factors, however, the level of economic activity over the period has not inspired outright optimism.

It was in this climate that the Group of TV TOKYO Corporation (the “Company”) posted net sales for the consolidated fiscal year of 106,033 million yen (a decrease from last year of 11.5%), operating income of 1,873 million yen (an increase of 41.0% over last year), and ordinary income of 2,065 million yen (45.6% up from last year). Net income was 1,192 million yen.

Revenue earned by each segment was as follows.

			(Unit: million yen)

	Net Sales		Operating Income (Loss)
	Current consolidated fiscal year	Comparison to last year (%)	Current consolidated fiscal year	Comparison to last year (%)
Broadcasting Business	90,021	-10.0	2,053	133.4
Rights Management Business	17,854	-17.1	(19)	—
Eliminated or all companies	(1,842)		(160)

Total	106,033	-11.5	1,873	41.0

Broadcasting Business

With respect to broadcasting revenue, revenue from time sales fell below the level of the previous fiscal year in network, local programming, and special programming broadcasts. Over the entire year, sales of regular programming showed a large drop in revenue, and special programming, in addition to fighting the backlash from the Beijing Olympics last year, also struggled with sales in the special programming time slot of Saturday and Sunday nights, such that time sales overall fell to 45,921 million yen, down 15.6% year on year. With respect to revenue from spot sales as well, although an assertive planning and sales drive was made, including for the Friendship Project, it was insufficient to compensate for the downturn in market conditions. Add to that the considerable drop experienced in the number of advertisements placed by high-share sponsors in the finance, real estate, automobile-related, and other sectors, and revenue from spot sales ended at 21,852 million yen, down 10.1% year on year. Together, time sales and spot sales thus dropped to 67,773 million yen, down 13.9% year on year. Revenue from satellite broadcasting fell to 1,583 million yen, down 14.0% year on year.

Revenue from sales from cash syndication of programs was also down overall, despite a slight improvement in part because of an increase in buyers of new programs in the quarter beginning in October and because of purchases of special and once-off programs over the new-year period. Local stations battled through difficult business conditions, which had a suppressing effect on program purchases, and the end of the run of programs that had shown strong sales to local stations was also felt, as revenue here fell to 4,579 million yen, down 3.2% year on year.

Operating expenses were 87,968 million yen, down 11.3% year on year, as a result of cuts in program production costs and a decrease in agency commissions on the back of the drop in sales. Operating income in the broadcasting segment was therefore 2,053 million yen, up 133.4% year on year.

Rights Management Business

With respect to sales of software rights, sales in the anime business were down year on year, despite that, in addition to continuing with Pokémon, Naruto, and Yu-Gi-Oh! and our other main titles, we launched Tamagotchi! and other new titles and began a new project titled Anime no Chikara, in which we will be planning, producing, and broadcasting titles jointly with Aniplex Inc. Sales of general programs were up year on year, buoyed by strong sales of Moyamoya Summers 2, The God Tongue, Yarisugi Koji, and other DVDs. The IT business showed strong sales in downloads of songs from the children’s show Piramekino as realtone ringtones, as well as strong sales via the Company’s travel and cuisine shopping portal site, Toranomon-Ichiba. Sales in the movies business ended down year on year, as the positive performance at the box office of Love Letters at Sixty, Pokémon 2009, Naruto 2009, and other feature films and good DVD sales of, in particular, Paco and the Magical Book and Shonen Merikensack were overshadowed by other films that were not received as well. As a result, software rights revenue overall was 16,170 million yen, down 17.4% year on year.

Revenue from events was down to 1,683 million yen, a decrease of 14.9% year on year, mainly because Dinosaur 2009—Miracles of the Desert, ARENA di VERONA & PLACIDO DOMINGO in TOKYO 2010, and other events failed to take off, which offset revenue from good sales from the Japan Open and Carnival on Ice figure skating, Grand Slam Tokyo 2009 International Judo Tournament, Disney on Classic, Tokyu Silvester Concert, and other events.

As a result of the above, sales in the Rights Management Business were 17,854 million yen, down 17.1% year on year, and an operating loss was recorded of 19 million yen.

1.2	Programming

Viewer ratings were down for all three time slots for the consolidated fiscal year, with viewer ratings at 7.1% for the golden slot (down 0.6% year on year), 3.2% for the all-day slot (down 0.3% year on year), and 6.7% for the prime time slot (down 0.6% year on year).

In the golden and prime time ratings slots, viewers increased by 1.7% year on year with the new program Sora Kara Nihon wo Mitemiyo, which runs on Thursdays from 8 P.M. and started in October 2009. Ratings were also up year on year for Sokon Tokoro and Admatic, but were down year on year for new programs Gyakuryu Researchers and Wednesday Theater Nine and others.

With respect to special programs, garnered good viewer ratings, Ganso! Ogui-o Kettei-san garnered viewer ratings of more than 10% in both its fall and spring programs and high ratings were also earned by Best Hit (13.8%), Ai to Namida no Joyu Densetsu (12.0%), Shoeshine Boy (12.2%), and others.

1.3	State of the Group’s Financing & Capital Investment

(1)	Financing

The Group procured 5,000 million yen in financing through long-term borrowings from 5 of its trading banks in May 2009 for the purpose of securing stable working funds, acquiring investment securities, and making capital investments.

(2)	Capital investments

The Group focused its capital investments into facilities relating to digital broadcasting in order to prepare for the further development of infrastructure for terrestrial digital television broadcasting.

Capital investments amounted to a total of 2,242 million yen, which was primarily for digital relay stations (891 million yen) and facilities relating to digital broadcasting (511 million yen).

1.4	Business Results and Financial Position of the Group Over the Last 3 Years

		FY2007	FY2008	FY2009	FY2010
Net Sales	(million yen)	124,069	121,645	119,759	106,033
Ordinary Income	(million yen)	4,797	2,819	1,418	2,065
Net Income (Loss)	(million yen)	2,440	1,055	(2,032)	1,192
Net Income (Loss) Per Share	(yen)	118.20	51.12	(98.45)	57.77
Total Assets	(million yen)	78,839	78,982	71,855	75,147
Net Assets	(million yen)	51,529	50,942	47,654	49,478

2006 (FY2007)

Sales for the 39th period were 124,069 million yen, up 3.6% year on year, mainly because of strong time sales. Ordinary income, however, was 4,797 million yen, down 31.4% year on year, because of aggressive investment in programming. As a result, net income for this period was 2,440 million yen, down 45.4% year on year.

2007 (FY2008)

Sales for the 40th period were 121,645 million yen, down 2.0% year on year, mainly because of poor time sales. Ordinary income was 2,819 million yen, down 41.2% year on year, because of the drop in sales and losses arising from the revision of business operations of the Company’s affiliates accounted for by the equity method. As a result, net income for this period was 1,055 million yen, down 56.7% year on year.

2008 (FY2009)

Sales for the 41st period were 119,759 million yen, down 1.6% year on year, mainly because of poor revenue from sales in the broadcasting business. As a result, ordinary income was 1,418 million yen, down 49.7% year on year. The Group examined the possibility of collection of deferred taxes and decided to reverse some of them. As a result, the Group posted a net loss for this period of 2,032 million yen.

2009 (FY2010) (Current Consolidated Period)

The details for this period are set out in 1.1 Business Progress and Results above.

1.5	Issues Facing the Group

The Company’s Group considers the 3-year period under its medium-term management plan that it started in 2008 to be a period for stabilizing its base for the purpose of aiming to become the “best and strongest lead station” in the digital era. To that end, “challenge” and “renovation” have been positioned as keywords for encompassing the goals of the entire Group.

As part of this challenge, the Group will aim to position itself so that it can achieve the Group’s goal of an operating margin of 5% by developing top programs, promoting the multi-use of content, launching new businesses, establishing comprehensive overseas strategies, promoting branding strategies, and other such major measures.

As part of the renovation, it will also build a base for growth in the digital era by reinforcing cost-control initiatives, strengthening Group strategies, cultivating and developing fields in which the Group can be the leader, creating a courageous corporate culture, promoting corporate social responsibility (CSR) activities, and other such major measures.

In particular, in reinforcing cost control, the Group not only will continue the efficient use of programming budgets, the curbing of personnel costs by reviewing the wage structure of its employees, and other measures it has been tackling since 2008, but also will thoroughly review all costs, including content investment and “selling expenses,” so that it can quickly strengthen its corporate constitution. Further, centered on an office for unification of related companies, the Group aims to accelerate initiatives to more efficiently use programming budgets jointly with related companies, develop more specific plans for strengthening the Group’s strategies for doing business in the digital age, and boost profitability on a consolidated basis.

In addition, the Group is keenly aware of the need to promote activities that contribute to society, the strengthening and more thorough implementation of internal control and compliance, and the firm establishment of a risk management system in a manner that makes the most of the Group’s characteristics as a corporate media group and to carry out the Group’s social responsibility as a media institution and a listed company.

At its board of directors meeting held on March 26, 2010, the Company resolved that it had reached a basic agreement to integrate its management with TV TOKYO Broadband Entertainment, Inc., and BS Japan Corporation by incorporating, effective October 1, 2010 (scheduled), a joint holding company through a share transfer and making that holding company a certified broadcasting holding company, and it signed the Master Agreement for management integration.

The certified broadcasting holding company is a business structure that was introduced by revisions to the Broadcasting Act that came into force in April 2008. By enabling a company to hold multiple terrestrial broadcasters and one satellite broadcasting organization as wholly owned subsidiaries, it is a means for maximizing management efficiency and strengthening financial bases through that group structure. By using this structure, the Group will be able to create a network for efficiently providing viewers with content via not only terrestrial signals, broadcasting satellites, communication satellites, and FM radio, but also the Internet and mobile phones. By achieving this tie up between broadcasting and communications and efficiently utilizing each company’s management resources, the TXHD Group will find it easier to increase its competitiveness as a group while still fulfilling its role as a responsible medium.

Furthermore, by organizing these functions under a certified broadcasting holding company, it will also be possible to form business and capital alliances with companies outside the Group at more appropriate timings. And in addition to strengthening existing businesses, the Group will aim to increase its corporate value by boosting the Group’s ability to develop new businesses.

1.6	Major Business Segments (as of March 31, 2010)

Segment	Details of Business
Broadcasting Business	Terrestrial broadcasting, domestic sales of cash syndication of programs, satellite broadcasting, program creation and technologies, etc.

Rights Management Business	Commission of business relating to broadcasting peripheral rights, etc., movie financing business, event business, music copyright management, etc.

1.7	Major Places of Business (as of March 31, 2010)

(1)	Company

Headquarters & Studio	Minato City, Tokyo

Tennouzu Studio	Shinagawa City, Tokyo

Kansai Branch Office	Kita City, Osaka

Nagoya Branch Office	Naka Ward, Nagoya City, Aichi Prefecture

(2)	Subsidiaries

TV TOKYO Music, Inc.	Minato City, Tokyo

TV TOKYO Medianet, Inc.	Minato City, Tokyo

TV TOKYO Commercial, Inc.	Minato City, Tokyo

TV TOKYO Art, Inc.	Minato City, Tokyo

TV TOKYO System, Inc.	Minato City, Tokyo

TV TOKYO Production, Inc.	Minato City, Tokyo

TV TOKYO Direct, Inc.	Minato City, Tokyo

TV TOKYO Human, Inc.	Minato City, Tokyo

Technomax, Inc.	Shinagawa City, Tokyo

TV TOKYO Building, Inc.	Shinagawa City, Tokyo

AT-X, Inc.	Minato City, Tokyo

TV TOKYO AMERICA, INC.	New York, United States

FM Inter-Wave Inc.	Shinagawa City, Tokyo

1.8	Employees of the Group (As of March 31, 2010)

(1)	Number of Group employees

(Excluding officers)

Category	No. of Employees	Increase or decrease from previous period
Broadcasting Business	1,179	-8
Licensing Business	66	+12
Entire Company (Common)	107	-12

Total	1,352	-8

Note:    The above numbers show the numbers of employed staff. Temporary and part-time employees are not included.

(2)	Employees of the Company

(Excluding officers)

No. of Employees	Increase or decrease from the previous period	Average Age	Average years of service
706	-7	38.9	14.5

Note:    The above numbers show the numbers of employed staff. Temporary and part-time employees are not included.

1.9	Important Subsidiaries & Affiliates (as of March 31, 2010)

(1)	Important subsidiaries and affiliates

Company Name	Capital	Contribution Ratio	Major Businesses	Incorporation Date
(Subsidiaries)	(million yen)	(%)
TV TOKYO Music, Inc.	10	100.0	Management of music copyright	Aug. 25, 1969

TV TOKYO Medianet, Inc.	20	100.0	Program sales, video merchandising	Apr. 1, 1978

TV TOKYO Commercial, Inc.	10	70.0	Preparation of television commercials	Sep. 30, 1978

TV TOKYO Art, Inc.	20	100.0	Planning and production of studio sets and lighting	Oct. 1, 1986

TV TOKYO System, Inc.	10	100.0	Computer systems planning, development, & management	Oct. 1, 1987

TV TOKYO Production, Inc.	20	100.0	Planning and production of television programs	Mar. 1, 1988

TV TOKYO Direct, Inc.	20	100.0	Direct marketing, advertising sales	Dec. 1, 1994

TV TOKYO Human, Inc.	10	100.0	Production and sales of programs for broadcasting; broadcasting preparation	Oct. 12, 1971

Technomax, Inc.	40	90.0	Technical production of studio programs and live programs	May 8, 1978

TV TOKYO Building, Inc.	20	100.0	Lease & management of studios and real estate	Oct. 1, 1999

AT-X, Inc.	1,281	44.4	Broadcasting of animation programs and planning and creation of, and acquiring of author rights to, animation programs	Jun. 26, 2000

TV TOKYO AMERICA, INC.	USD1,000,000	100.0	News reporting; program sales, purchases, and procurement and rights negotiation in the US	Dec. 12, 2000

FM Inter-Wave Inc.	300	100.0	VHF FM radio broadcasts in foreign languages	Sep. 14, 1995

Company Name	Capital	Contribution Ratio, Company Ownership Interest Ratio	Main Business	Incorporation Date
(Affiliates)	(million yen)	(%)
TV TOKYO Broadband Entertainment, Inc.	1,483	34.6	Supply and distribution of visual content, distribution on the Internet	Mar. 1, 2001

Change Field Co., Ltd.	40	40.0	Software production and provision of communication services for mobile phones	Apr. 10, 2009

Nikkei Visual Images, Inc.	60	33.3	Planning, production and sales of television programs, reporting and production of television news	Jul. 1, 1958

InteracTV Co., Ltd.	100	42.5	Program-supplying business under the Broadcasting Act	Jan. 18, 2001

Note	The Company indirectly owns AT-X, Inc. through TV TOKYO MEDIANET, INC., which owns 20.8% of AT-X, Inc. Although the Company has less than a 50% share in AT-X, Inc., the Company effectively controls AT-X, Inc., so AT-X, Inc. is regarded as a subsidiary of the Company. In addition, 15 companies, including Naruto the Movie Production Committee (voluntary partnership under the Civil Code), are non-consolidated subsidiaries accounted for by the equity method.

(2)	Background to business combination

TV TOKYO GolfDigestOnline LLC was dissolved during the consolidated fiscal year so is no longer a consolidated subsidiary.

One affiliate newly established during the current consolidated fiscal year, Change Field Co., Ltd., is included among consolidated subsidiaries. DIS, Inc., and Pakoma, Inc., are no longer accounted for by the equity method, as TV TOKYO Broadband Entertainment, Inc., sold its shares in them during the current consolidated fiscal year, as a result of which they ceased to be affiliates of TV TOKYO Broadband Entertainment, Inc.

(3)	Results of business consolidation

Net sales for the current consolidated fiscal year were 106,033 million yen, down 11.5% year on year. Ordinary income was 2,065 million yen, up 45.6% year on year, and net income was 1,192 million yen.

(4)	Status of other important business consolidation

Nikkei Inc. holds 33.3% of the Company’s voting rights. The Company is an affiliate of Nikkei Inc. accounted for by the equity method.

1.10	Major Trading Banks (as of March 31, 2010)

Amount of loan
Lenders	(million yen)
Mizuho Bank, Ltd.	1,395
Mizuho Corporate Bank, Ltd.	1,395
Sumitomo Mitsui Banking Corporation	1,550
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	1,550
Resona Bank, Limited	310
Nippon Life Insurance Company	100

2	Share Information (as of March 31, 2010)

(1)	Total number of authorized shares	82,580,000 shares

(2)	Total number of issued and outstanding shares	20,645,000 shares (which includes 566 treasury shares)

(3)	Number of shareholders	5,855 persons

(4)	Shares per trading unit	100 shares

(5)	Major shareholders

	Contribution to the Company
	No. of shares held	Ratio of shares held
Name	(shares)	(%)
Nikkei Inc.	6,881,950	33.34
Shin Nihon Kanko Co., Ltd.	1,902,200	9.21
Nippon Life Insurance Company	1,036,150	5.02
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	984,300	4.77
Mizuho Bank, Ltd.	600,040	2.91
Japan Trustee Service Bank, Ltd. (Sumitomo Mitsui Banking Corporation Retirement Benefit Trust Account re-entrusted by Mitsui Asset Trust and Banking Company, Limited)	590,500	2.86
Toray Industries, Inc.	518,050	2.51
Mainichi Broadcasting System, Inc.	518,050	2.51
Mitsui & Co., Ltd.	518,050	2.51
TV TOKYO Employee Stock Ownership Association	369,140	1.79

Notes:

1       The holding ratio has been calculated after deducting shares of treasury stock (566 shares).

2       The 590,500 shares of the Company held by Japan Trustee Service Bank, Ltd. have been contributed as retirement benefit trust assets by Sumitomo Mitsui Banking Corporation, which holds 590,600 shares of the Company.

3	Matters Relating To Officers

3.1	Directors and Corporate Auditors (as of March 31, 2010)

Position	Name	Responsibilities and Material Positions Concurrently Held
Chairman & Co-CEO	Sadahiko Sugaya

President & Co-CEO	Masayuki Shimada

Senior Managing Director	Naohiro Nomura	In charge of finance

Managing Director	Tadashi Inukai	In charge of engineering, information system, compliance management

Managing Director	Satoshi Kikuchi	Sales, network station, GM of Satellite Broadcasting Strategy Planning Division

Managing Director	Naomichi Fujinobu	Programming, production, drama production, news reporting, sports station, assistant to GM of Satellite Broadcasting Division

Managing Director	Masami Harigae	In charge of Secretariat, General Affairs Division, Human Resources Division and labor affairs

Director	Masaaki Takashima	In charge of finance and internal control

Director	Mikio Tsuji	In charge of Contents Business Division, Digital Business Strategy Planning Division, Animation Division, Contents Management Center

Director	Shiro Sito	Senior Managing Director, Nikkei Inc.

Director	Yoji Ohashi	Chairman of the Board, All Nippon Airways Co., Ltd., Vice Chairman of Nippon Keidanren

Standing Corporate Auditor	Hajime Okugawa

Corporate Auditor	Kazuhiko Mitsumori	Nikkei Inc. Senior Officer in charge of finance

Corporate Auditor	Hiroshi Araki	Advisor, Tokyo Electric Power Company

Corporate Auditor	Hiroshi Nakachi	Chairman and Representative Manager, Nakachi & Co.

Notes	1 Mr. Shiro Saito and Mr. Yoji Ohashi are outside directors.
2 Mr. Kazuhiko Mitsumori and Mr. Hiroshi Araki are outside corporate auditors.
3 Mr. Hiroshi Nakachi, a certified public accountant, has a wide knowledge of finance and accounting gained from his experience as chairman of the Japanese Institute of Certified Public Accountants.
4 The Company has designated Yoji Ohashi to be the independent officer provided for in the rules of the Tokyo Stock Exchange, Inc., and has notified the Tokyo Stock Exchange to that effect.

3.2	Directors and Corporate Auditors who Resigned During the Current Business Year

Name	Status at time of retirement, responsibilities, and material positions concurrently held	Retirement date	Reason for retirement

Tatsuo Dehara	Corporate Auditor	Jun. 18, 2009	Resignation

Naohiro Nomura	Outside corporate auditor Advisor, Nikkei Inc.	Jun. 24, 2009	Resignation

Hiroshi Saito	Outside corporate auditor Chairman, Mizuho Corporate Bank, Ltd.	Jun. 24, 2009	Resignation

3.3	Remuneration of Officers over Current Business Year

(1)	Total amount of remuneration over fiscal year

Classification	Payment recipients		Amount paid
		(no. of persons)		(millions of yen)
Directors		18		331
	(Outside ~)	(2)	(Outside ~)	(6)
Corporate Auditors		5		41
	(Outside ~)	(2)	(Outside ~)	(6)
Total Directors and Corporate Auditors		23		372
	(Outside ~)	(4)	(Outside ~)	(13)

Notes

1       The amounts above include remuneration for 1 corporate auditor who resigned on June 18, 2009, and 8 directors and 1 corporate auditor who retired at the conclusion of the 41st ordinary general shareholders’ meeting held on June 24, 2009, for their service during their period of office.

2 The amount paid to directors does not include the portion of employee salary for directors who concurrently serve as employees.

3       The amount paid includes 63 million yen (59 million yen for 9 Directors and 4 million yen for 1 corporate auditor) that was recorded as an allowance for officer retirement bonuses during the current business year. However, the executive severance pay scheme does not apply to outside directors.

(2)	Executive severance pay paid during current business year

In accordance with the resolution of the 41st ordinary general shareholders’ meeting held on June 24, 2009, the Company paid 127 million yen as executive severance pay to 1 director who retired on March 26, 2009, and 7 directors who retired at the conclusion of the 41st ordinary general shareholders’ meeting.

This amount has been included in full as allowance for executive severance pay, which has been included in (1) above and in the provision for retirement benefits included in the total amount of officer remuneration over the past year.

3.4	Matters Relating To Outside Directors

(1)	Relationship between the Company and material positions concurrently held

•

Mr. Shiro Saito, an outside director, is a senior managing director of Nikkei Inc. The Company has business transactions with Nikkei concerning the lease of the headquarters of the Company, cooperation in program production, and event business.

•

Mr. Yoji Ohashi, an outside director, is chairman of All Nippon Airways Co., Ltd. The Company has business transactions with All Nippon Airways in connection with advertising. Mr. Ohashi is also vice chairman of Nippon Keidanren (Japan Business Federation), and the Company is a member of Nippon Keidanren.

•

Mr. Kazuhiko Mitsumori, an outside corporate auditor, is a senior financial officer of Nikkei Inc. The Company has business transactions with Nikkei concerning the lease of the headquarters of the Company, cooperation in program production, and event business.

•

Mr. Hiroshi Araki, an outside corporate auditor, is an advisor of Tokyo Electric Power Company. The Company has business transactions with Tokyo Electric Power Company concerning the purchase of electricity and advertisement, etc.

(2)	Major activities during fiscal year

Classification	Name	Major Activities
Director	Shiro Saito	Mr. Saito attended 9 board of director meetings out of 14 during the current business year and provided opinions based on his expertise in the news media and wide experience in corporate management.

Director	Yoji Ohashi	Since Mr. Ohashi assumed office on June 24, 2009, he has attended 9 board of directors meetings out of 12 and provided opinions based on his vast knowledge of the industry and experience in corporate management.

Corporate Auditor	Kazuhiko Mitsumori	Mr. Mitsumori attended all 12 board of directors meetings and all 14 board of corporate auditors meetings since he assumed office on June 24, 2009, and provided opinions based on his expertise in the news media and wide experience in corporate management.

Corporate Auditor	Hiroshi Araki	Mr. Araki attended 10 out of 14 board of directors meetings and 16 out of 18 board of corporate auditors meetings during the fiscal year and provided opinions based on his vast knowledge of the industry and experience in corporate management.

Note	In addition to holding the above meetings, the Company also regularly holds meetings to facilitate the exchange of opinions between directors and corporate auditors.

(3)	Agreements limiting liability

The Company has executed with each outside director an agreement limiting their liability, to the lowest amount of maximum liability provided for by the Companies Act, for damages arising from their neglecting their duties as outside directors.

4	Accounting Auditor

(1)	Name of accounting auditor

Deloitte Touche Tohmatsu LLC

(2)	Remuneration of accounting auditor over fiscal year

Amount Paid
Remuneration for auditing services under Article 2.1 of the Certified Public Accountants Act.	45 million yen

Total amount of money and other financial benefits paid by the Company and its subsidiaries to Accounting Auditor	54 million yen

Note	In the audit agreement between the Company and the accounting auditor, remuneration is provided for without any clear distinction between amounts for auditing services under the Companies Act and amounts for auditing services under the Financial Instruments and Exchange Act, and it is effectively impossible to distinguish between them, so the above amount represents the aggregate remuneration as consideration for auditing services under both Acts.

(3)	Policy regarding decision to remove or not to re-elect accounting auditor

The board of auditors will remove the accounting auditor if any of the events provided for in Article 340.1 of the Companies Act apply to the accounting auditor.

If the board of directors considers it reasonable to remove or not to re-elect the accounting auditor based on the number of years of consecutive service or for any other such reason, the board of directors will decide to raise this issue at a shareholder meeting.

5	System for Ensuring Appropriate Performance of Duties

Set out below are the details that have been decided regarding the system for ensuring that directors perform their duties in accordance with law, ordinance, and the Company’s articles of incorporation and the system for ensuring that directors otherwise appropriately perform their duties.

5.1	Strengthen the compliance system

(1)	The Company is strongly aware of the public nature of its business and strongly feels the importance of social responsibility that it bears. It will strengthen its system for ensuring that no accidents occur or other such issues arise in the broadcasting and producing of programs by acting in accordance with law and ordinance and the standards, policies, and other rules provided for by the National Association of Commercial Broadcasters in Japan and the Company.

(2)	The Company will cause all of its officers and employees to comply thoroughly with the TV TOKYO Group Code of Conduct.

(3)	The Company will promote the development of relevant measures through regular and ad hoc meetings of the Compliance & Risk Management Committee, the chair of which is the chairman of the board of directors, and the Broadcasting Ethics Committee, Information Protection Committee, Sexual Harassment Prevention Committee, and Risk Management Committee, which are annexed to the Compliance & Risk Management Committee.

(4)	The Company will increase the effectiveness of its compliance by establishing an internal and external liaison point for whistleblowers and consultations to communicate any breaches of, or any acts that might breach, law, ordinance, or the code of conduct.

5.2	Establish a Risk Management System

(1)	The Compliance & Risk Management Committee, the chair of which is the chairman of the board of directors, will take the lead in strengthening the Group’s risk management based on risk management policies and risk management regulations.

(2)	It will establish a system so that even if a risk of loss arises, emergency action and recovery measures can promptly be taken and loss can be minimized and recurrence prevented.

5.3	Improving Efficiency in Business Performance

(1)	A management meeting will convene, in principle once a week, the main members of which will be the senior directors and senior corporate auditors, and it will reasonably and speedily deliberate on and decide management strategy for the Group and matters of the execution of important business.

(2)	Outside directors and outside corporate auditors will attend board of directors meetings, and the board of directors will make reasonable determinations of intent on important matters provided for in laws and ordinances as well as regularly give progress reports on and supervise the execution of duties.

(3)	The board of directors will promote the supervision of management and the clear demarcation of responsibilities when it comes to the execution of duties. Directors will as much as possible give their undivided commitment to management decisions, formulating strategies, and supervising the execution of duties, and executive officers will steadily perform the duties for which they are responsible with the aim of achieving the management goals.

(4)	Directors will appropriately and efficiently execute their duties in accordance with the allocation of duties, work authorities, and approved rules provided for in internal regulations.

5.4	Enhance Internal Audit Functions

•

The Company will establish an Internal Audit Office and through it audit the performance of businesses, compliance, risk management, internal reporting, and other matters concerning the operations of the Company.

5.5	Preserve and Manage

•

The Company will, in accordance with laws, ordinances, and the Company’s internal regulations, stipulate the period for which the minutes of important meetings and executive authorization memoranda (circulars) and other such important information and documents are to be kept, preserve that information and those documents for their applicable periods, and appropriately manage that information and those documents so that they can be accessed as appropriate.

5.6	Strengthen the Corporate Structure of Group Companies

(1)	While respecting each Group company’s autonomy in its own management, the Company will request that each Group company obtain prior consent from and report to the Company’s Management Committee or board of directors on important matters in accordance with relevant company management regulations and other such rules.

(2)	The Company will second directors and corporate auditors to Group companies for the purpose of improving governance, mutually share information through regular liaison meetings, meetings of presidents, and the like, and use appropriate business practices.

5.7	Improve the Audits of Corporate Auditors

(1)	Strengthen the audit framework

•	The Company will establish a secretariat for the board of corporate auditors for the purpose of assisting with audits by the corporate auditors.

•

The Company will consult in advance with the board of corporate auditors on the appointment of personnel for the secretariat for the purpose of ensuring that the secretariat of the board of corporate auditors maintains its independence from the board of directors.

(2)	Improve effectiveness of audits

•

Directors and employees will provide timely and appropriate reports on matters that ought to be reported to the corporate auditors, as provided for by the board of directors and the board of corporate auditors, for the purpose of ensuring the effectiveness of audits. Further, if an important matter arises that will affect management or business results, they will provide a timely and appropriate report to corporate auditors.

•

The board of corporate auditors will meet in principle once a month and will also hold a meeting with the representative directors approximately once every two months for exchanging opinions on management issues.

•

The standing corporate auditors will attend important meetings and endeavor to improve the effectiveness of audits and make them more efficient by appropriately obtaining audit plans, reports on the results of audits, and other such information from the Internal Audit Office and the accounting auditor.

5.8	Ensure Appropriate Reporting of Financial Statements

•

The Company will, in accordance with the Financial Instruments and Exchange Act, establish an internal reporting system for the purpose of securing the reliability of its financial reporting and operate and evaluate the system effectively and efficiently.

6	Basic Policy on Persons who Control Decisions on Company’s Financial and Business Policies

6.1	Overview of Basic Policy

The Company is a listed company, so its shares are freely tradable by shareholders and investors alike. Even if a large-scale acquisition bid for Company shares or similar transaction is undertaken, except for where provided otherwise by law or ordinance, we do not think it is appropriate to generally deny the acquisition; rather, we believe it is the shareholders of the Company who should ultimately decide, with their own free will, whether the transaction is appropriate or not.

However, there are also many large-scale acquisitions of shares that do not contribute to either the corporate value of the company or the common interests of its shareholders. Examples include acquisitions for a purpose that will obviously harm the corporate value of the target company and, in turn, the common interests of its shareholders, acquisitions that might in fact force shareholders to sell their shares, acquisitions that do not allow for the time and information necessary for shareholders to consider the terms and conditions of the acquisition or for the target company’s board of directors to propose an alternative proposal, and acquisitions that make it necessary to negotiate with the acquirer for the purpose of encouraging the acquirer to make another proposal on terms and conditions that are more advantageous than the terms and conditions initially proposed by the acquirer.

Persons who control decisions on the Company’s financial and business policies must have a firm understanding of, among other things,

•	the purport of the Broadcasting Act and the Radio Act,

•	the public nature of the Company’s mission, and its responsibility to society, as a broadcaster entrusted with limited and scarce radio waves,

•	the management policies founded on those understandings,

•	the Group’s management resources, tangible and intangible, for the purpose of promoting stable management with integrity, and

•	the relationships of trust that the Company has earned with outside parties.

Such persons must also continuously endeavor to maintain and improve the corporate value of the Company and, in turn, the common interests of its shareholders over the long term. The Company believes that a person who conducts an inappropriate large-scale acquisition of Company shares, or any similar transaction, that might harm the corporate value of the Company and, in turn, the common interests of its shareholders will therefore not be appropriate as a person who will control decisions on the Company’s financial and business policies.

6.2	Measures for Ensuring and Improving Corporate value and the Common Interests of Shareholders

(1)	Special measures for contributing toward realizing the Company’s basic policy

The Company considers the 3-year period under its medium-term management plan that it started in 2008 to be a period for stabilizing its base for the purpose of aiming to become the “best and strongest lead station” in the digital era. To that end, “challenge” and “renovation” have been positioned as keywords for encompassing the goals of the entire Group.

As part of this challenge, the Company will aim to position itself so that it can achieve the Group’s goal of an operating margin of 5% by developing top programs, promoting the multi-use of content, launching new businesses, establishing comprehensive overseas strategies, promoting branding strategies, and other such major measures.

As part of the renovation, it will also build a base for growth in the digital era by reinforcing cost-control initiatives, strengthening Group strategies, cultivating and developing fields in which the Group can be the leader, creating a courageous corporate culture, promoting corporate social responsibility (CSR) activities, and other such major measures.

In addition, the Company is keenly aware of the need to promote activities that contribute to society, the strengthening and more thorough implementation of internal control and compliance, and the firm establishment of a risk management system in a manner that makes the most of the Group’s characteristics as a corporate media group and to carry out the Company’s social responsibility as a media institution and a listed company.

(2)	Measures to prevent decisions on the Company’s financial and business policies from being controlled by persons who are inappropriate in light of the Company’s basic policy

The Company resolved at its board of directors meeting held on June 15, 2007, to introduce the Countermeasures to Large-Scale Acquisitions of Company Shares (Takeover Defense Measures) (the “Plan”), and on June 22, 2007, the introduction of the Plan was approved by the Company’s 39th ordinary general shareholders’ meeting.

The purpose of the Plan is to ensure and improve the corporate value of the Company and the common interests of its shareholders by making it possible, when a large-scale acquisition is undertaken for the Company’s shares, for the Company to secure the necessary information and time and to present shareholders with the board’s business plan and alternative proposal and negotiate with the acquirer, ultimately so that shareholders can decide for themselves whether or not they should respond to the large-scale acquisition.

The Plan is triggered by the implementation of an Acquisition, which means

(i)	a purchase or other acquisition that would result in a holder’s holding ratio of share certificates, etc., issued by the Company totaling 20% or more of all share certificates, etc., issued by the Company,

(ii)	a purchase of Company share certificates, etc., corresponding to a tender offer that would result in (a) the ownership ratio of share certificates, etc., of the acquirer and (b) the ownership ratio of share certificates, etc., of a person having a special relationship totaling 20% or more of all share certificates, etc., issued by the Company, or

(iii)	any act, or proposal to undertake any act, similar to (i) or (ii).

If an Acquisition is implemented for the share certificates, etc., of the Company, the Company will demand that the person undertaking the Acquisition (the “Acquirer”) provide the information necessary to examine the details of the purchase and provide a document containing, among other terms, a covenant to the effect that the Acquirer will comply with the procedures provided for in the Plan. The information subsequently received from the Acquirer and the Company’s board of directors and the alternative proposal submitted by the board of directors will then be submitted to the Company’s Corporate Value Assessment Committee, which is composed of highly independent outside officers and experts. The Corporate Value Assessment Committee will then evaluate and examine the information and proposal. In particular, it will examine the details of the Acquisition, examine the alternative proposal submitted by the Company’s board of directors, consult with the Acquirer, and disclose information to shareholders.

If either the Acquisition is one where the Acquirer will not comply with the procedures provided for in the Plan or the Acquisition might lead to an obvious infringement of the corporate value of the target company and, in turn, the common interests of its shareholders and, in addition, the Corporate Value Assessment Committee decides that it would be appropriate to implement a gratis allotment of share acquisition rights, described below, the committee will make a recommendation to the Company’s board of directors to the effect that it should implement a gratis allotment of share acquisition rights.

The share acquisition rights (the “Share Acquisition Rights”) are exercised by paying the amount of money separately provided for by the Company’s board of directors in a resolution on the gratis allotment of the Share Acquisition Rights (at a minimum of 1 yen and a maximum of half the amount of the market price for 1 share of the Company), and on exercising a Share Acquisition Right, the holder of the Share Acquisition Right will acquire 1 Company share. The Share Acquisition Rights also come with a condition of exercise to the effect that the exercise of a Share Acquisition Right by an unqualified person, which includes Acquirers, or by a non-resident or foreign national is in principle not permitted, and with a call option to the effect that the Company may acquire, from persons other than unqualified persons, in principle 1 Share Acquisition Right in exchange for 1 Company share (however, if Share Acquisition Rights are held by a foreign national, then they may be acquired in exchange for Company shares or money, or a combination of both, to the extent that doing so does not constitute a disqualifying event under the Radio Act). The Company’s board of directors, paying the utmost respect to the recommendation of the Corporate Value Assessment Committee, will pass a resolution as to whether it will or will not implement the gratis allotment of Share Acquisition Rights. Promptly on adopting that resolution, the Company’s board of directors will disclose an overview of the resolution and other information the board of directors considers appropriate.

The effective period of the Plan will expire at the conclusion of the ordinary general shareholders’ meeting held for the final business year ending within 3 years after the conclusion of the 39th ordinary general shareholders’ meeting. However, if a resolution is adopted by the Company’s shareholders’ meeting or board of directors to abolish the Plan, then even if the effective period has not yet expired, the Plan will be abolished on the adoption of that resolution.

Shareholders will not directly be specifically affected if the gratis allotment of Share Acquisition Rights is never implemented after the introduction of the Plan. On the other hand, if the Plan is triggered and the gratis allotment of Share Acquisition Rights is implemented but a shareholder does not follow the procedures for exercising the Share Acquisition Rights, then the shares held by that shareholder might be diluted. However, there will in principle be no dilution of shares if the Company acquires the Share Acquisition Rights in exchange for shareholders’ delivering their shares in the Company to the Company. (Note, however, that if money is delivered to a shareholder who is a foreign national in exchange for that shareholder’s acquiring Share Acquisition Rights, there will in principle be no dilution of the economic value held by the shareholder, but to the extent that money is delivered in exchange for the Share Acquisition Rights, there might be a dilution of the ratio of voting rights held by the shareholder.)

6.3	Decision of the Company’s Board of Directors on the Above Initiatives and the Reasons for the Decision

(1)	On the special measures for contributing toward realizing the Company’s basic policy (6.2(1) above)

The measures described in 6.2(1) above are designed as specific measures for the purpose of continuously and sustainably improving the corporate value of the Company and the common interests of its shareholders, so they will certainly contribute toward realizing the basic policy.

These measures are therefore in line with the basic policy and consistent with the common interests of shareholders and are not for the purpose of maintaining the positions of the officers of the Company.

(2)	Measures to prevent decisions on the Company’s financial and business policies from being controlled by persons who are inappropriate in light of the Company’s basic policy (6.2(2) above)

As set out in 6.2(2) above, the Plan has been introduced for the purpose of ensuring and improving the corporate value of the Company and the common interests of its shareholders and is in line with the basic policy.

In particular, the fairness and objectivity of the Plan are assured, because among other reasons

•	the Plan has been introduced with the approval of shareholders at a shareholder meeting,

•	the requirements for implementing the Plan are reasonable and objective,

•

the Corporate Value Assessment Committee composed of independent outside officers and experts, has been established and, in implementing the Plan, it is necessary to first seek the decision of the committee,

•	the Corporate Value Assessment Committee may obtain the advice of third-party experts at the Company’s expense,

•	the effective period of the Plan is set at 3 years and may at any time be abolished by a shareholder meeting or a board of directors meeting, and

•	the term of office of directors is set at 1 year.

The Plan therefore contributes to the corporate value of the Company and, in turn, the common interests of its shareholders and is not for the purpose of maintaining the positions of the officers of the Company.

For your reference:

The effective period of the Plan will expire at the conclusion of this (the 42nd) ordinary general shareholders’ meeting scheduled to be held on June 25, 2010, but the board of directors has resolved, at its meeting held on May 14, 2010, not to continue the Plan after the conclusion of this ordinary general shareholders’ meeting.

Note:	Amounts of money indicated in this Business Report have been rounded down to the unit shown, and ratios have been rounded off to the unit shown.

Consolidated Balance Sheet

(as at March 31, 2010)

(Unit: millions of yen)

Item	Amount	Item	Amount
ASSETS		LIABILITIES
Current Assets	43,963	Current Liabilities	16,429
Cash and deposits	14,335	Accounts payable	2,741
Notes and accounts receivable	18,323	Short-term borrowings	1,300
Production accounts	9,377	Lease obligations	153
Goods	83	Accrued expenses	8,259
Stock	13	Accrued income tax	376
Accrued refunded income tax	234	Allowance for retirement benefits	1,416
Deferred taxes	549	Reserve for directors’ bonuses	24
Other	1,139	Deferred tax liabilities	3
Allowance for uncollectable receivables	(93)	Other	2,153
Fixed Assets	31,183	Fixed Liabilities	9,239
Plant, Property, and Equipment	16,002	Long-term loans payable	5,000
Buildings and structures	7,768	Lease obligations	423
Machinery, equipment, vehicles, and transport equipment	3,150	Retirement bonus allowance	3,087
Tools, furniture, and office equipment	216	Allowance for executive severance pay	572
Land	4,288	Other	155

Leased assets	537	Total Liabilities	25,668

Construction in progress	41	NET ASSETS
Intangible Fixed Assets	1,067	Shareholders’ Equity	48,182
Investments and Other Assets	14,113	Stated capital	8,910
Investment securities	9,706	Capital surplus	8,684
Long-term loans receivable	81	Retained earnings	30,589
Deferred tax assets	401	Treasury shares	(1)
Other	3,994	Valuation and translation adjustments	(56)
Allowance for uncollectable receivables	(70)	Other revaluation differences on securities	(15)
		Currency translation adjustments	(41)
		Minority interest	1,352

		Total Net Assets	49,478

Total Assets	75,147	Total Liabilities and Net Assets	75,147

Consolidated Income Statement

(April 1, 2009, through March 31, 2010)

(Unit: millions of yen)

Item	Amount
Sales		106,033
Cost of Sales		78,220

Gross profit		27,813
Selling, general & administrative Expenses		25,939

Operating income		1,873
Non-operating income
Interest and dividends received	102
Other	200	302

Non-operating expenses
Interest paid	92
Investment loss on equity method	8
Other	8	110

Ordinary income		2,065
Extraordinary income
Gain on sales of fixed assets	1
Gain on sales of investment securities	72	73

Extraordinary loss
Loss on sales of fixed assets	27
Loss on disposition of fixed assets	16
Loss on sales of golf club memberships	1
Valuation loss on golf club memberships	3	47

Net income before taxes and other adjustments		2,091
Corporate tax, residents’ tax, business tax	649
Deferred corporate taxes, etc.	(43)	605

Minority interests		293

Net income		1,192

Consolidated Statement of Changes in Shareholders’ Equity

(April 1, 2009, through March 31, 2010)

(Unit: millions of yen)

	Shareholders’ Equity
	Stated capital	Capital surplus	Retained earnings	Treasury shares	Total Shareholders’ Equity
Balance at end of previous year	8,910	8,684	29,809	(1)	47,403
Changes during the year
Dividend of surplus			(412)		(412)
Net income			1,192		1,192
Acquisitions of Company shares				(0)	(0)
Net changes in items other than shareholders’ equity

Total changes during the year			779	(0)	779

Balance at end of current year	8,910	8,684	30,589	(1)	48,182

	Valuation and Translation Adjustments			Minority interests	Total Net Assets
	Other revaluation differences on securities	Currency translation adjustments	Total valuation and currency adjustments
Balance at end of previous year	(781)	(43)	(824)	1,076	47,654
Changes during the year
Dividend of surplus					(412)
Net income					1,192
Acquisitions of Company shares					(0)
Net changes in items other than shareholders’ equity	766	1	768	276	1,044

Total changes during the year	766	1	768	276	1,823

Balance at end of current year	(15)	(41)	(56)	1,352	49,478

Notes on Significant Matters Constituting Basis for Preparation of Consolidated Financial Statements

1	Scope of Consolidation

(1)	Number of consolidated subsidiaries: 13 companies

Names of consolidated subsidiaries

TV TOKYO Music Inc.

TV TOKYO MEDIANET, INC.

TV TOKYO Commercial, Inc.

TV TOKYO Art & Lighting, Inc.

TV TOKYO Systems, Inc.

TV TOKYO Production, Inc.

TV TOKYO Direct, Inc.

TV TOKYO Human, Inc.

Technomax, Inc.

TV TOKYO Building, Inc.

AT-X, Inc.

TV TOKYO America, Inc.

FM Inter-Wave, Inc.

TV TOKYO GolfDigestOnline LLC was dissolved during the consolidated fiscal year so is no longer a consolidated subsidiary.

(2)	Names and other details of main non-consolidated subsidiaries

Naruto Production Committee (voluntary partnership under the Civil Code)

Reason for exclusion

Non-consolidated subsidiaries have been excluded because they are all small in scale, and because the aggregate of their total assets, net sales, net income for the current term (corresponding to equity), and retained earnings (corresponding to equity) have no significant effect on the various consolidated accounts.

2	Application of the Equity Method

(1)	Number of non-consolidated subsidiaries accounted for by the equity method

16

Names of main companies

Naruto Production Committee (voluntary partnership under the Civil Code)

A production committee company into which contributions were newly during the current consolidated fiscal year is also included in the scope of consolidation.

(2)	Number of affiliates accounted for by the equity method

4

Names of companies	Nikkei Visual Images, Inc. TV TOKYO Broadband Entertainment, Inc. InteracTV Co., Ltd. Change Field Co., Ltd.

One affiliate newly established during the current consolidated fiscal year, Change Field Co., Ltd., is included among consolidated subsidiaries.

DIS, Inc., and Pakoma, Inc., are no longer accounted for by the equity method, as TV TOKYO Broadband Entertainment, Inc., sold its shares in them during the current consolidated fiscal year, as a result of which they ceased to be affiliates of TV TOKYO Broadband Entertainment, Inc.

(3)	Names of main non-consolidated subsidiaries and affiliates not accounted for by the equity method

Because the Company accounts for all non-consolidated subsidiaries and affiliates by the equity method, there are no non-consolidated subsidiaries or affiliates that were not accounted for by the equity method.

3	Matters Relating to Business Years of Consolidated Subsidiaries

The end of the fiscal year of all consolidated subsidiaries except TV TOKYO America, Inc. coincides with the end of the consolidated fiscal year.

The end of the fiscal year for TV TOKYO America, Inc., is December 31. Its financial statements as at that date were used in the preparation of the various consolidated accounts, and necessary adjustments were made for important transactions that took place between that date and the end of the consolidated fiscal year.

4	Matters Relating to Accounting Standards

(1)	Standards and methods for valuation of assets

(i)	Basis and methods of valuation of securities

Other securities	With a market price

Stated at fair value based on market price etc. at the end of the fiscal year

(Unrealized gains (losses) are reported as a component of net assets, moving average cost of securities sold, and cost of securities sold is calculated in accordance with the moving average method.)

	No market price	Moving average cost

(ii)	Standards and methods of valuation of inventory assets

Historical cost (reduction of book value from decline in profitability)

Production account	Specific identification method

Goods, stock	Mainly first-in first-out method

(2)	Depreciation method for fixed assets

(i) Property, plant and equipment (except lease assets)

Declining balance method

However, the straight-line method is used for buildings acquired from April 1, 2010, onwards (excludes attached equipment).

The useful life of main assets is as follows:

Buildings and structures:

3 ~ 50 years

Machinery and transportation equipment:

2 ~ 10 years

(ii) Intangible assets (except lease assets)	Straight–line method Software is amortized using the straight-line method over the period for which the Company can use the software (5 years).

(iii) Lease assets

Lease assets relating to finance lease transactions

Straight-line method, with a residual value of zero and the lease period as the useful life.

Accounting methods appropriate for ordinary lease transactions are applied to finance leases, which do not transfer ownership, that commenced on or before March 31, 2008.

(3)	Reporting standards for allowances

(i) Allowances for doubtful accounts	To prepare for losses from doubtful receivables, the amount expected to be irrecoverable is calculated based on the default rate for general long-term loans and is based on the assessment of the individual recoverability of specific long-term debts, including doubtful debts.

(ii) Allowances for bonuses	To prepare for the payment of bonuses to employees, an amount is appropriated based on the amount expected to be paid in the current consolidated business year.

Additional information

The amount of employee bonuses to be paid has to date been determined as at the time of preparing financial statements, and because the bonus amount was calculated with reference to the period in which it was actually to be paid, it was reported as an accrued expense. However, because of changes to the employee bonus system in the current consolidated business year, the amount of employee bonuses to be paid is now no longer determined as at the time of preparing financial statements. As a result, the unpaid amount to be borne in the current consolidated business year is reported as an allowance for bonuses.

The amount of accrued employee bonuses reported as an accrued expense at the closing of the previous consolidated business year was 1,004 million yen.

(iii) Allowance for executive bonuses	To allocate expenditure for the payment of bonuses to directors, an amount is appropriated based on the amount expected to be paid.

(iv) Allowance for retirement benefits	To prepare for payment of employee retirement benefits, an amount is appropriated based on the expected amounts of employee retirement benefit obligations and pension assets as at the closing of the current consolidated fiscal period. Actuarial differences in the calculation are handled as a lump sum in the fiscal year in which they arise. Further, past service liabilities are handled by the straight-line method using a fixed period (10 years) within the average remaining employee service period as at the time when liability arises.

Changes in accounting policy

Corporate Accounting Standards No. 19 of July 31, 2008, Partial Revision of the Accounting Standards for Retirement Benefits—3, has been applied from the current consolidated fiscal year.

This has no effect on operating income, ordinary income, or net income before taxes.

(v) Allowance for executive severance pay	To prepare for paying executive severance pay, the amount required to be paid at the end of the consolidated fiscal period under the Company’s rules has been appropriated.

(4)	Standards for important foreign currency assets or conversion of liabilities to yen

The assets, liabilities, income, and expenditures of foreign subsidiaries have been converted to yen at the spot exchange rate prevailing on the last day of the fiscal year, and translation differences have been included in the foreign currency translation adjustments under net assets.

(5)	Significant hedge accounting methods

(i) Hedge accounting methods	As interest swaps meet the requirements for special treatment (tokurei shori), special accounting methods have been used.

(ii) Hedged items and hedging instruments	Hedging instrument Hedged item	Interest swaps Interest on borrowings

(iii) Hedging policy	The parent company carries out interest swaps in order to avoid the risk of interest rate fluctuations on borrowings, and items for hedging are identified for each individual contract.

(iv) Assessment of effectiveness of hedging	The Company enters into interest swaps that meet the following conditions in accordance with its Risk Management Policy.

1 The notional principal amount for the interest swap is consistent with the principal amount of the long-term loan.

2 The terms and due dates of the interest swaps and long-term loan agreements are consistent.

3 The variable interest rate index for the long-term loan and the variable interest rate index income and expenditure under the interest swap are consistent at the 3-month yen TIBOR + 0.5%.

4 The conditions for revising the interest rates for the long-term loan and the interest swap are consistent.

5 The interest swap settlement terms are fixed throughout the swap period.

As the interest swaps meet the requirements for special treatment (tokurei shori), an assessment of their effectiveness is omitted.

5	Accounting for Consumption Taxes

All figures exclude consumption tax and local consumption tax.

6	Valuation of Assets and Liabilities of Consolidated Subsidiaries

Comprehensive fair value accounting has been used.

7	Amortization of Goodwill and Negative Goodwill

Straight-line amortization of goodwill is applied over 5 years. If the amount of goodwill is insignificant, goodwill is treated as profit and loss in the period in which it arises.

Notes to Consolidated Balance Sheet

1 Accumulated depreciation on tangible fixed assets	25,662 million yen

2 Guarantee obligations	291 million yen

A bank guarantee has been made for Broadcasting Satellite System Corporation’s borrowings from financial institutions.

3 Assets offered as security	1,000 million yen

A third-party mortgage has been created over investment securities for the bank loans of a third party.

Notes on Consolidated Statement of Changes in Shareholders’ Equity

1 Class and number of issued and outstanding shares at closing of current consolidated fiscal year

Ordinary shares	20,645,000 shares

2 Treasury shares

Ordinary shares	566 shares

3 Dividends

(1)	Amounts paid as dividends

Resolution	Class of Shares	Total Amount of Dividend (million yen)	Dividend per share (yen)	Record date	Effective date
June 24, 2009, Ordinary General Shareholders Meeting	Ordinary shares	206	10.00	March 31, 2009	June 25, 2009
November 4, 2009, Board of Directors Meeting	Ordinary shares	206	10.00	September 30, 2009	December 7, 2009

Total	—	412	—	—	—

(2)	Dividends the record date for which falls in the current consolidated fiscal year but the effective date of which falls in the following consolidated fiscal year

The following resolutions are expected to be passed at the Ordinary General Shareholders Meeting to be held on June 25, 2010.

•	Dividend on ordinary shares

(i) Total Amount of Dividend	309 million yen
(ii) Dividend Payment Funds	retained earnings
(iii) Dividend per Share	15.00 yen
(iv) Record Date	March 31, 2010
(v) Effective Date	June 28, 2010

Notes on Tax Effect Accounting

1	Itemized Deferred Tax Assets and Liabilities by Main Source (unit: millions of yen)

(1)	Current assets
Deferred tax assets
	Bonus allowances	569 million yen
	Accrued enterprise taxes	46 million yen
	Other	83 million yen

	Deferred tax assets subtotal	700 million yen
	Valuation reserve	(144 million yen	)

	Total deferred tax assets	555 million yen

Deferred tax liabilities
	Accrued enterprise tax refund	6 million yen

	Total deferred tax liabilities	6 million yen

	Net deferred tax assets	549 million yen

(2)	Current liabilities
Deferred tax liabilities
	Revision of reserve for bad debts due to elimination of set-off of claims and obligations	3 million yen

	Total deferred tax liabilities	3 million yen

(3)	Fixed assets
Deferred tax assets
	Software	154 million yen
	Investment securities	9 million yen
	Other unrealized gains (losses) on other securities	7 million yen
	Allowance for retirement bonuses	1,234 million yen
	Allowance for executive severance pay	226 million yen
	Carry forward loss	514 million yen
	Elimination of unrealized profit on fixed assets	97 million yen
	Other	163 million yen

	Deferred tax assets subtotal	2,408 million yen
	Valuation reserve	(2,006) million yen

	Total deferred tax assets	401 million yen

2	Main Causes of Difference Between the Normal Effective Statutory Tax Rate and Corporations Tax etc. Rate Imposed After Application of Tax Effect Accounting

Normal effective statutory tax rate (adjusted)	40.7%
Items permanently excluded from calculation of losses such as entertainment expenses	6.6%
Items permanently excluded from calculation of profits, such as dividends received	(0.6)%
Per capita residents’ tax rate	0.6%
Equity method gain (loss)	0.3%
Change in valuation reserve	(20.3)%
Difference with consolidated subsidiaries effective tax rate	0.4%
Other	1.3%

Corporations tax etc. rate imposed after application of tax effect accounting	29.0%

Notes on Fixed Assets Used Under Lease

In addition to the fixed assets for which appropriation is made on the balance sheet, HD facilities for studios, and other broadcasting equipment are used under finance leases.

1	Amount Corresponding to Acquisition Cost, Amount Corresponding to Accumulated Depreciation, and Amount Corresponding to End-of-Term Balance for Leased Property

	(Unit: millions of yen)

	Amount corresponding to acquisition price	Amount corresponding to accumulated depreciation	Amount corresponding to end of term balance
Machinery and equipment	1,393	747	645
Tools, furniture, and fixtures	660	411	249
Intangible assets	35	33	2

Total	2,089	1,191	897

2	Amount Corresponding to End-of-Term Balance of Prepaid Lease Fees

(Unit: millions of yen)
Under 1 year	353
Over 1 year	585

Total	938

3	Lease Payments, Amount Equivalent to Accumulated Depreciation, and Amount Equivalent to Interest Payments

(Unit: millions of yen)
Lease payments	477
Amount corresponding to depreciation	437
Amount corresponding to interest payments	24

4	Calculation Methods for Amount Corresponding to Accumulated Depreciation and Amount Equivalent to Interest Payments

Calculation method for amount corresponding to accumulated depreciation

The straight-line method is used with a residual value of zero and the lease period as the useful life.

Calculation method for amount corresponding to interest payments

The difference between the total lease fees and the amount corresponding to the acquisition price of the leased property is treated as the amount corresponding to interest, and the effective interest method is used as the distribution method for each period.

Notes on Financial Instruments

Additional information

The Accounting Standards for Financial Instruments (Accounting Standards Board of Japan (“ASBJ”) Statement No. 10 of March 10, 2008) and Implementation Guidance on Disclosures about Fair Value of Financial Instruments (ASBJ Statement No. 19 of March 10, 2008) have been applied from the current consolidated fiscal year.

1	Financial Instruments

(1)	Policy on dealing with financial instruments

The Group has raised necessary funding (primarily bank loans) in light mainly of the Group’s funding plan and capital investment plan. Temporary surplus funds are invested in highly-secure financial assets, and further, short term operating funds are raised through bank loans. Derivates are used to avoid the risks mentioned below, and the group’s policy is to not engage in speculative transactions.

(2)	Details of and risks in financial instruments

Notes and accounts receivable, which are trade receivables, are subject to client credit risk. Investment securities are primarily shares connected to business or funding tie-ups with trading partners and are subject to the risk of market fluctuations.

The due dates for almost all of the notes and accounts payable, which are trade payables, are within one year. Loans are primarily for the purchase of raising the necessary funds for capital investment, and their repayment dates fall after the end of the fiscal year, at the latest 26 months afterwards. Some of these loans are at variable interest rates and are therefore subject to the risk of interest rate fluctuations, but derivative transactions (interest swaps) are used to hedge this risk.

The derivative transactions are interest swaps used as hedges against the risk of fluctuations in interest payments. For hedging instruments, hedged items, hedging policies, assessments of hedge effectiveness, and other such matters relating to hedging accounting, please see (5) Important hedge accounting methods under 4 Matters Relating to Accounting Standards above.

(3)	Risk management systems for financial instruments

(i)	Management of credit risk (risk relating to clients defaulting on contracts)

The administrative and finance sections of each department in the Company, in accordance with the Company’s Claims Management Rules,

•	liaise with each other to regularly monitor the circumstances of major clients in relation to trade receivables,

•	manage due dates and balances for each client, and

•	prepare for early identification and amelioration of concerns regarding recovery due to worsening finances and other such factors.

Consolidated subsidiaries also manage credit risk in the same way in accordance with the Company’s Claims Management Rules.

In order to reduce counterparty risk in the use of derivatives, the Company only trades with highly-rated financial institutions.

The maximum credit risk amount as at the closing of the end of the current consolidated fiscal year is shown on the balance sheet in the value of the financial assets subject to credit risk.

(ii)	Management of Market Risk

The Company uses interest swap transactions to suppress the risk of fluctuation in interest payments on loans.

Investment securities: The Company regularly checks the market value of its investment securities, the financial situation of their issuing entities (the Company’s trading partners), and other such matters. The Company also continually reviews its holdings of investment securities (other than debentures the Company intends to hold to maturity) in light of the Company’s relationship with its trading partners.

Derivatives: The Company approves basic policy for each derivative transaction at management meetings in accordance with the Company’s Market Risk Management Rules, which provide for authorizations to make trades and for the limits on those trades, and the Finance Department carries out the transaction, records it, and confirms the balance of transactions with counterparties in accordance with the approved policy.

(iii)	Management of Liquidity Risk (the risk that the Company will be unable to make payment when payment falls due)

The Company’s Finance Department prepares and renews its refinancing plan when appropriate based on reports from each section and department, and it manages liquidity risk through steps such as maintaining on-hand liquidity equivalent to one month’s consolidated revenue.

(4)	Supplementary information on the market value of financial instruments

Fair values of financial instruments include not only values based on market prices but also, where there is no market price, reasonable calculations of value. Because the causes of fluctuations are incorporated in these calculations of value, the values may fluctuate because of factors such as the use of different preconditions. Further, the contractual amounts and other information in relation to derivative transactions under 2 Matters Relating to Fair Value of Financial Instruments do not in themselves show the market risk inherent in derivative transactions.

(5)	Concentration of credit risk

72.2% of trade receivables as at the end of the current consolidated fiscal year are receivables against specific major customers.

2	Matters Relating to Fair Value of Financial Instruments

The amounts posted on the consolidated balance sheet as at March 31, 2010, the fair values, and the difference between these amounts are as shown in the following table. Items for which it is extremely difficult to identify a fair value are not included in the following table (see Note 2).

(Unit: millions of yen)

	Amount appropriated on consolidated balance sheet	Fair value	Difference
(1) Cash and deposits	14,335	14,335	—
(2) Notes and accounts receivable	18,323	18,323	—
(3) Investment securities	4,192	4,830	637

Total assets	36,851	37,489	637

(1) Notes and accounts payable	2,741	2,741	—
(2) Accrued expense	8,259	8,259	—
(3) Long-term loans	5,000	5,007	7

Total liabilities	16,001	16,008	7

Derivative transactions	—	—	—

Note 1	Method for calculating the fair value of financial instruments and matters concerning securities and derivative transactions
Assets
(1) Cash and deposits and (2) Notes and accounts receivable
Because these are settled within short time frames, the fair value is almost the same as the book value, so the book value is used.
(3) Investment securities
Fair value of investment securities: the price on the exchange is used for shares.
Liabilities
(1) Notes and accounts payable and (2) Accrued expenses
Because these are settled within short time frames, the fair value is almost the same as the book value, so the book value is used.
(3) Long-term loans

Because the fair value of long-term loans at variable rates reflects market interest rates in the short term and there has been no major change in the creditworthiness of the Company since the loans were executed, the fair value is considered to be close to the book value, so the book value is used.

Also, long-term loans subject to special processes for interest swaps are calculated by discounting the total amount of principal and interest processed together with the interest swap by the interest rate that would reasonably be quoted if a similar loan was taken out.

Derivative transactions

Because derivative transactions made based on interest swap special processes are processed together with the hedged long-term loans, their fair value is included in the fair value of the long-term loans.

Note 2    Financial instruments for which it is extremely difficult to identify a fair value

	(Unit: millions of yen	)

Category	Amount appropriated on consolidated balance sheet
Unlisted shares	5,513

As these items have no market price and it is extremely difficult to identify their fair value, they are not included in (3) Investment securities.

Note 3    Amounts of fixed-term monetary claims due to be repaid after the end of the consolidated fiscal year

(Unit: millions of yen)

Category	1 year or less	More than 1 year and 5 years or less	More than 5 year and 10 years or less	More than 10 years
Cash and deposits	3,700	—	—	—
Notes and accounts receivable	18,323	—	—	—

Total	22,023	—	—	—

Note 4    Amounts of long-term loans due to be repaid after the end of the consolidated fiscal year

(Unit: millions of yen)

Category	1 year or less	More than 1 year and 2 years or less	More than 2 years and 3 years or less	More than 3 years and 4 years or less	More than 4 years and 5 years or less	Over 5 years
Long-term loans	—	—	5,000	—	—	—

Notes on Retirement Benefits

1	Outline of Company’s Retirement Benefits System

The Company has a defined benefits system incorporating a (variable rate) defined company pension system and a lump sum retirement payment system.

The Company’s domestic consolidated subsidiaries have adopted a defined benefits system incorporating a (variable rate) defined company pension system, a welfare pension fund system, a qualified employee retirement pension, and a lump sum retirement payment system.

On April 1, 2005, the Company switched from its previous qualified employee retirement pension system to a (variable rate) defined company pension system and changed part of its lump sum retirement payment system to a defined contributions company pension system.

2	Retirement Benefit Obligations

(Unit: millions of yen)

(i)	Retirement benefit obligations	(6,882)
(ii)	Pension assets	3,487

(iii)	Unfunded retirement benefit obligations ((i) + (ii))	(3,394)
(iv)	Unrecognized prior service cost	307

(v)	Amount appropriated on consolidated balance sheet (net) ((iii) + (iv))	(3,087)
(vi)	Prepaid pension expenses (Note 1)	—

(vii)	Allowance for retirement benefits ((v) - (vi)) (Note 1)	(3,087)

Notes

1       Retirement allowance and prepaid pension expenses are both expressed as net figures on the Company’s non-consolidated balance sheet. The net figure as at the end of the current consolidated fiscal year is 147 million yen.

2 The Company’s subsidiaries use the simplified method for calculating their retirement benefit obligations.

3	Retirement Benefit Expenses

(Unit: millions of yen)

(i)	Service cost (Note 1)	549
(ii)	Interest cost	119
(iii)	Expected return on plan assets	(58)
(iv)	Amortization of actuarial gain or loss	(570)
(v)	Amortization of prior service cost	62

(vi)	Retirement benefit expenses ((i) + (ii) + (iii) + (iv) + (v))	101
(vii)	Others (Note 2)	139

	Total ((vi) + (vii))	241

Note	1 The Company’s subsidiaries use the simplified method for calculating retirement benefit obligations. Retirement benefit expenses are posted as service costs.
2 These are installment payment amounts relating to the defined contribution pension system.

4	Basis of Calculations of Retirement Benefit Obligations etc.

(i)	Periodic allocation method for projected benefits	Straight-line standard

(ii)	Discount rate	2.0%

(iii)	Expected return on assets	2.0%

(iv)	Years over which actuarial gain or loss is amortized	Lump sum when arises

(v)	Years over which prior service cost is amortized	10-year straight line standard

Notes Concerning per-Share Data

1	Net assets per share	2,331.18 yen

2	Net income per share	57.77 yen

Note	Amounts shown have been rounded down to the nearest unit.

Non-consolidated Balance Sheet

(as at March 31, 2010)

(Unit: millions of yen)

Item	Amount	Item	Amount
ASSETS		LIABILITIES
Current Assets	41,014	Current Liabilities	20,639
Cash and deposits	14,159	Accounts payable	1,735
Notes receivable	1,031	Short-term borrowings	1,300
Accounts receivable	16,029	Lease obligations	15
Production accounts	8,366	Accrued amount payable	774
Stock	8	Accrued expenses	8,353
Prepaid expenses	360	Accrued income tax	54
Accrued refunded income tax	159	Accrued consumption tax	34
Deferred taxes	341	Advance payments received	727
Other	576	Deposits payable	6,567
Allowance for uncollectable receivables	(17)	Allowance for bonuses	1,076
Fixed Assets	30,647	Fixed Liabilities	8,005
Plant, Property, and Equipment	14,922	Long-term loans payable	5,000
Buildings	6,533	Lease obligations	29
Structures	970	Allowance for retirement benefits	2,286
Machinery and equipment	2,949	Allowance for executive severance pay	315
Vehicles and transport equipment	19	Long-term guarantee deposits	373

Tools, furniture and office equipment	115	Total Liabilities	28,645

Land	4,250	NET ASSETS
Leased assets	42	Shareholders’ Equity	43,029
Construction in progress	41	Stated capital	8,910
Intangible Fixed Assets	701	Capital surplus	8,684
Software	688	Capital reserve	8,684
Other	12	Retained earnings	25,435
Investments and Other Assets	15,023	Retained earnings reserve	410
Investment securities	8,884	Other retained earnings	25,025
Stocks of affiliated companies	2,378	Reserve fund	20,700
Long-term loans receivable	81	Retained earnings forwarded	4,325
Bankruptcy & rehabilitation claims	87	Treasury shares	(1)
Long-term prepaid expenses	30	Valuation and Translation Adjustments	(11)
Guarantee money paid	1,582	Other revaluation differences on securities	(11)
Security deposits	1,455
Other	590

Allowance for uncollectable receivables	(66)	Total Net Assets	43,017

Total Assets	71,662	Total Liabilities and Net Assets	71,662

Non-consolidated Income Statement

(April 1, 2009, through March 31, 2010)

	(Unit: millions of yen)

Item	Amount
Sales		93,765
Cost of Sales		68,002

Gross profit		25,763
Selling, general & administrative Expenses		25,232

Operating income		530
Non-operating income
Interest and dividends received	841
Rent income	174
Other	66	1,082

Non-operating expenses
Interest paid	135
Other	1	137

Ordinary income		1,476
Extraordinary income
Gain on sales of fixed assets	1
Gain on sales of investment securities	72	73

Extraordinary loss
Loss on sales of fixed assets	27
Loss on disposition of fixed assets	12
Loss on liquidation of affiliates	17
Loss on sales of golf club memberships	1
Valuation loss on golf club memberships	3	61

Net income before taxes and other adjustments		1,488
Corporate tax, residents’ tax, business tax	8
Deferred corporate taxes, etc.	(179)	(170)

Net income		1,658

Non-consolidated Statement of Changes in Shareholders’ Equity

(April 1, 2009, through March 31, 2010)

	(Unit: millions of yen)

	Shareholders’ Equity
	Stated capital	Capital surplus		Retained earnings
		Capital reserve	Total capital surplus	Retained earnings reserve	Other retained earnings		Total retained earnings
					Reserve fund	Retained earnings forwarded
Balance at end of previous year	8,910	8,684	8,684	410	20,700	3,079	24,189
Changes during the year
Dividend of surplus						(412)	(412)
Net income						1,658	1,658
Acquisitions of treasury shares
Net changes in items other than shareholders’ equity
Total changes during the year						1,246	1,246

Balance at end of current year	8,910	8,684	8,684	410	20,700	4,325	25,435

	Shareholders’ Equity		Valuation and Translation Adjustments		Total Net Assets
	Treasury stock	Total owners’ equity	Other revaluation differences on securities	Total valuation and currency adjustments
Balance at end of previous year	(1)	41,783	(773)	(773)	41,010
Changes during the year
Dividend of surplus		(412)			(412)
Net income		1,658			1,658
Acquisitions of Company shares	(0)	(0)			(0)
Net changes in items other than shareholders’ equity			761	761	761

Total changes during the year	(0)	1,245	761	761	2,007

Balance at end of current year	(1)	43,029	(11)	(11)	43,017

Notes on Significant Accounting Policies

1	Standards and Methods for Valuation of Assets

(1)	Basis and methods of valuation of securities

Subsidiary and affiliate shares		Moving average cost

Other securities	With a market price

Stated at fair value based on market price etc. at the end of the fiscal year

(Unrealized gains (losses) are reported as a component of net assets, moving average cost of securities sold, and cost of securities sold is calculated in accordance with the moving average method.)

	No market price	Moving average cost

(2)	Standards and methods of valuation of inventory assets

Historical cost (reduction of book value due to decline in profitability)

Production account	Specific identification method

Stock	First-in first-out method

2	Depreciation Method for Fixed Assets

(i) Property, plant and equipment (except lease assets)

Declining balance method

However, the straight-line method is used for buildings acquired from April 1, 2010, onwards (excludes attached equipment).

The useful life of main assets is as follows:

Buildings and structures:

3 ~ 50 years

Machinery and transportation equipment:

2 ~ 10 years

(ii) Intangible assets (except lease assets)	Straight–line method Software is amortized using the straight-line method over the period for which the Company can use the software (5 years).

(iii) Lease assets

Lease assets relating to finance lease transactions

Straight-line method, with a residual value of zero and the lease period as the useful life.

Accounting methods appropriate for ordinary lease transactions are applied to finance leases, which do not transfer ownership, that commenced on or before March 31, 2008.

3	Reporting Standards for Allowances

(i) Allowances for doubtful accounts	To prepare for losses from doubtful receivables, the amount expected to be irrecoverable is calculated based on the default rate for general long-term loans and is based on the assessment of the individual recoverability of specific long-term debts, including doubtful debts.

(ii) Allowances for bonuses	To prepare for the payment of bonuses to employees, an amount is appropriated based on the amount expected to be paid in the current business year.

Additional information

The amount of employee bonuses to be paid has to date been determined as at the time of preparing financial statements, and because the bonus amount was calculated with reference to the period in which it was actually to be paid, it was reported as an accrued expense. However, because of changes to the employee bonus system in the current business year, the amount of employee bonuses to be paid is now no longer determined as at the time of preparing financial statements. As a result, the unpaid amount to be borne in the current business year is reported as an allowance for bonuses.

The amount of accrued employee bonuses reported as an accrued expense at the closing of the previous business year was 1,004 million yen.

(iii) Allowance for executive bonuses	To allocate expenditure for the payment of bonuses to directors, an amount is appropriated based on the amount expected to be paid.

(iv) Allowance for retirement benefits	To prepare for payment of employee retirement benefits, an amount is appropriated based on the expected amounts of employee retirement benefit obligations and pension assets as at the closing of the current period. Actuarial differences in the calculation are handled as a lump sum in the fiscal year in which they arise. Further, past service liabilities are handled by the straight-line method using a fixed period (10 years) within the average remaining employee service period as at the time when liability arises.

Changes in accounting policy

Corporate Accounting Standards No. 19 of July 31, 2008, Partial Revision of the Accounting Standards for Retirement Benefits—3, has been applied from the current business year.

This has no effect on operating income, ordinary income, or net income before taxes.

(v) Allowance for executive severance pay	To prepare for paying executive severance pay, the amount required to be paid at the end of the period under the Company’s rules has been appropriated.

4	Significant Hedge Accounting Methods

(i) Hedge accounting methods	As interest swaps meet the requirements for special treatment (tokurei shori), special accounting methods have been used.

(ii) Hedged items and hedging instruments	Hedging instrument Hedged item	Interest swaps Interest on borrowings

(iii) Hedging policy	The parent company carries out interest swaps in order to avoid the risk of interest rate fluctuations on borrowings, and items for hedging are identified for each individual contract.

(iv) Assessment of effectiveness of hedging	The Company enters into interest swaps that meet the following conditions in accordance with its Risk Management Policy.

1 The notional principal amount for the interest swap is consistent with the principal amount of the long-term loan.

2 The terms and due dates of the interest swaps and long-term loan agreements are consistent.

3 The variable interest rate index for the long-term loan and the variable interest rate index income and expenditure under the interest swap are consistent at the 3-month yen TIBOR + 0.5%.

4 The conditions for revising the interest rates for the long-term loan and the interest swap are consistent.

5 The interest swap settlement terms are fixed throughout the swap period.

As the interest swaps meet the requirements for special treatment (tokurei shori), an assessment of their effectiveness is omitted.

5	Accounting for Consumption Taxes

All figures exclude consumption tax and local consumption tax.

Notes to Balance Sheet

1 Accumulated depreciation on tangible fixed assets	23,696 million yen

2 Guarantee obligations	291 million yen

A bank guarantee has been made for Broadcasting Satellite System Corporation’s borrowings from financial institutions.

3 Assets offered as security	1,000 million yen

A third-party mortgage has been created over investment securities for the bank loans of a third party.

4 Monetary claims and monetary obligations in respect of affiliates

(1) Short-term monetary claims	1,231 million yen

(2) Short-term monetary obligations	7,967 million yen

Notes to Income Statement

Volume of transactions with affiliates

Sales transactions
Sales	11,903 million yen
Purchasing	11,868 million yen
Selling, general and administrative expenses	3,875 million yen
Non-operating transactions	876 million yen

Notes to Statement of Changes in Shareholders’ Equity

Class and number of issued and outstanding shares at closing of current consolidated fiscal year:

Ordinary shares	566 shares

Notes on Tax Effect Accounting

1	Itemized Deferred Tax Assets and Liabilities by Main Source

(1)	Current assets
Deferred tax assets
	Bonus allowances	437 million yen
	Accrued enterprise taxes	18 million yen
	Other	24 million yen

	Deferred tax assets subtotal	481 million yen
	Valuation reserve	(139 million yen	)

	Total deferred tax assets	341 million yen

(2)	Fixed assets
Deferred tax assets
	Software	154 million yen
	Investment securities	9 million yen
	Other unrealized gains (losses) on other securities	4 million yen
	Allowance for retirement benefits	930 million yen
	Allowance for executive severance pay	128 million yen
	Carry forward loss	174 million yen
	Other	91 million yen

	Deferred tax assets subtotal	1,494 million yen
	Valuation reserve	(1,494 million yen	)

	Total deferred tax assets	— million yen

2	Main Causes of Difference Between the Normal Effective Statutory Tax Rate and Corporations Tax etc. Rate Imposed After Application of Tax Effect Accounting

Normal effective statutory tax rate (adjusted)	40.7%
Items permanently excluded from calculation of losses such as entertainment expenses	5.9%
Items permanently excluded from calculation of profits, such as dividends received	(20.9)%
Per capita residents’ tax rate	0.6%
Change in valuation reserve	(37.3)%
Other	(0.5)%

Corporations tax etc. rate imposed after application of tax effect accounting	(11.5)%

Notes on Fixed Assets Used Under Lease

In addition to the fixed assets for which appropriation is made on the balance sheet, HD facilities for studios, and other broadcasting equipment are used under finance leases.

1	Amount Corresponding to Acquisition Cost, Amount Corresponding to Accumulated Depreciation, and Amount Corresponding to End-of-Term Balance for Leased Property

(Unit: millions of yen)

	Amount corresponding to acquisition price	Amount corresponding to accumulated depreciation	Amount corresponding to end of term balance
Machinery and equipment	382	239	143
Tools, furniture, and fixtures	15	9	5

Total	398	249	148

2	Amount Corresponding to End-of-Term Balance of Prepaid Lease Fees

(Unit: millions of yen)

Under 1 year	89
Over 1 year	63

Total	152

3	Lease Payments, Amount Corresponding to Depreciation, and Amount Corresponding to Interest Payments

(Unit: millions of yen)

Lease payments	104
Amount corresponding to depreciation	100
Amount corresponding to interest payments	4

4	Calculation Methods for Amount Corresponding to Depreciation and Amount Corresponding to Interest Payments

Calculation method for amount corresponding to depreciation

The straight-line method is used with a residual value of zero and the lease period as the useful life.

Calculation method for amount corresponding to interest payments.

The difference between the total lease fees and the amount corresponding to the acquisition price of the leased property is treated as the amount corresponding to interest, and the effective interest method is used as the distribution method for each period.

Notes Concerning Related Party Transactions

1	Parent Company and Significant Shareholders

Type	Company name	Location	Capital or investment (million yen)	Nature of business	Voting interest	Relationship with the related party	Nature of the transaction	Transaction amount	Accounting classification	Year-end balance (million yen)
Other affiliate	Nihon Keizai Shimbun Inc.	Chiyoda-ku, Tokyo	2,500	Publishes daily newspaper	Directly holds 33.3%	Prints ads for the Company’s broadcast shows; Leases the Corporate headquarters Concurrent officers	—	—	Security deposit	1,278

Consumption taxes are not included in the above transaction amount and year-end balance.

Transaction terms and method of setting transaction terms

Note:	The amount of the security deposit was decided through negotiation, taking into consideration the market for neighboring office leases.

2	Subsidiaries and Affiliates

Type	Company name	Location	Capital or investment (million yen)	Nature of business	Voting interest	Relationship with the related party	Nature of the transaction	Transaction amount	Accounting classification	Year-end balance (million yen)
Subsidiary	TV TOKYO Music Inc.	Minato-ku, Tokyo	10	Manages music copyrights	Holdings Direct 100.0%	Manages the music copyrights from the Company’s broadcast shows Develops and produces music shows Cash collectively managed using a cash management system Concurrent officers	Deposits held in connection with the cash management system (net amount) Interest paid (See Note)	(362) 8	Deposits	1,125
Subsidiary	TV TOKYO MEDIANET, INC.	Minato-ku, Tokyo	20	Sells broadcast shows, video merchandising	Holdings Direct 100.0%	Sells the Company’s broadcast shows Cash collectively managed using a cash management system Concurrent officers	Deposits held in connection with the cash management system (net amount) Interest paid (See Note)	(579) 11	Deposits	1,205
Subsidiary	TV TOKYO Commercial, Inc.	Minato-ku, Tokyo	10	Produces commercials, produces subtitling, edits broadcasts, etc.	Holdings Direct 100.0%	Produces subtitling for the Company’s broadcast shows Cash collectively managed using a cash management system Concurrent officers	Deposits held in connection with the cash management system (net amount) Interest paid (See Note)	84 7	Deposits	941
Subsidiary	AT-X, Inc.	Minato-ku, Tokyo	1,281	Broadcasts anime; develops, produces, and acquires copyrights for anime shows	Holdings Direct 23.6% Indirect 20.8%	Sells the Company’s broadcast shows Cash collectively managed using a cash management system Concurrent officers	Deposits held in connection with the cash management system (net amount) Interest paid (See Note)	276 9	Deposits	1,317

Consumption taxes are not included in the above transaction amounts and year-end balances.

Transaction terms and method of setting transaction terms

Note	The interest rate on deposits is set reasonably, taking into consideration market interest rates.

Notes Concerning per-Share Data

1 Net assets per share	2,083.74 yen
2 Net income per share	80.35 yen

Note	The amounts presented above have been rounded down to the nearest unit.

Accounting Auditor’s Report on Consolidated Financial Statements

Independent Auditor’s Report

May 8, 2010

To:	The Board of Directors
TV TOKYO Corporation

Deloitte Touche Tohmatsu LLC
Takuji Akiyama [Seal]
Designated and Engagement Partner
Certified Public Accountant

Kenji Kamisaka [Seal]
Designated and Engagement Partner
Certified Public Accountant

We have audited TV Tokyo Corporation’s consolidated financial statements, comprising a consolidated balance sheet, consolidated profit and loss statement, and consolidated statement of changes in net assets, for the consolidated accounting year of April 1, 2009, through March 31, 2010, in accordance with Article 444.4 of the Companies Act. The preparation of these consolidated financial statements is the responsibility of TV Tokyo Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements from an independent point of view.

We conducted our audit in accordance with auditing standards generally accepted in Japan. Those auditing standards require us to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The audit was performed on a test basis, and included assessing the accounting principles used, the method of their application, and the estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above in all material respects fairly present, in conformity with accounting principles generally accepted in Japan, the financial position of the assets and profits and losses of TV Tokyo Corporation and its consolidated subsidiaries for the period for which the consolidated financial statements were prepared.

No conflict of interest exists between TV Tokyo Corporation and either our audit firm or the engagement partners that should be disclosed under the Certified Public Accountants Act.

(End of Report)

Accounting Auditor’s Report on Financial Statements

Independent Auditor’s Report

May 8, 2010

To:	The Board of Directors
TV TOKYO Corporation

Deloitte Touche Tohmatsu LLC
Takuji Akiyama [Seal]
Designated and Engagement Partner
Certified Public Accountant

Kenji Kamisaka [Seal]
Designated and Engagement Partner
Certified Public Accountant

We have audited TV Tokyo Corporation’s financial statements, comprising a balance sheet, income statement, and statement of changes in shareholders’ equity and supplementary schedules, for the 42nd business year of April 1, 2009, through March 31, 2010, in accordance with Article 436.2(1) of the Companies Act. The preparation of these financial statements and supplementary schedules is the responsibility of TV Tokyo Corporation’s management. Our responsibility is to express an opinion on these financial statements and supplementary schedules from an independent point of view.

We conducted our audit in accordance with auditing standards generally accepted in Japan. Those auditing standards require us to obtain reasonable assurance about whether the financial statements and supplementary schedules are free of material misstatement. The audit was performed on a test basis, and included assessing the accounting principles used, the method of their application, and the estimates made by management, as well as evaluating the overall presentation of the financial statements and supplementary schedules. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and supplementary schedules referred to above in all material respects fairly present, in conformity with accounting principles generally accepted in Japan, the financial position of the assets and profits and losses for the period for which those financial statements and supplementary schedules were prepared.

No conflict of interest exists between TV Tokyo Corporation and either our audit firm or the engagement partners that should be disclosed under the Certified Public Accountants Act.

(End of Report)

Report of Board of Corporate Auditors

Audit Report

The board of corporate auditors, having received a report from each corporate auditor on the business performance of the Company’s directors during the 42nd business year from April 1, 2009, through March 31, 2010, and, as a result of discussion, reports on the results of the audit as follows.

1	Method and details of audit conducted by corporate auditors and the board of corporate auditors

In addition to formulating audit policy and audit schedules and receiving reports concerning the status and results of audits conducted by each corporate auditor, the board of corporate auditors received reports from the directors and the accounting auditor on the performance of their duties and sought explanations when necessary.

Each corporate auditor, in accordance with the regulations of the board of corporate auditors and audit policy and schedules formulated by the board of corporate auditors, sought to facilitate mutual understanding with the directors, the Internal Audit Office, and other employees and endeavored to gather information and improve the audit environment. Furthermore, each corporate auditor attended meetings of the board of directors and other important meetings, received reports from the directors and other employees regarding the performance of their duties, and sought explanations when necessary, perused important documents subject to executive approval and other such important documents, and examined the state of business and assets at the head office and other major business offices of the Company.

The corporate auditors monitored and examined

(a)	the details of board of directors resolutions relating to the implementation of

(i)	the Company’s system for ensuring that directors perform their duties in accordance with relevant laws and regulations and the Company’s articles of incorporation and

(ii)	other Company systems provided for in Paragraphs 1 and 3 of Article 100 of the Ordinance for Enforcement of the Companies Act for ensuring that the affairs of the Company are carried out appropriately and

(b)	the state of the Company’s internal control system implemented in accordance with those resolutions.

The corporate auditors received reports from the directors and Deloitte Touche Tohmatsu LLC on the assessment and audit status of the internal control system with regard to financial reports, and when necessary the corporate auditors requested explanations on those matters.

Based on, among other things, the state of deliberations by the board of directors and others, the corporate auditors examined

•	the Company’s basic policy provided for in Article 118(3)(a) of the Ordinance for Enforcement of the Companies Act and discussed in the Company’s business report and

•	the measures provided for in Article 118(3)(b) of that ordinance.

With respect to the Company’s subsidiaries, the corporate auditors sought to facilitate mutual understanding and exchange of information with the directors and corporate auditors of subsidiaries, and when necessary the board of corporate auditors received reports from subsidiaries on their business operations.

Based on the above methods, the corporate auditors conducted examinations of the Company’s business report for the business year under review and other supplementary schedules.

The corporate auditors also monitored and examined the independence of the accounting auditor and the appropriateness of audits conducted, and they received reports from the accounting auditor on its performance of its duties and when necessary sought explanations. The corporate auditors received notice from the accounting auditor to the effect that the accounting auditor’s system for ensuring its duties are performed appropriately (as provided for in Article 131 of the Company Accounting Ordinance) is implemented in accordance with the Audit Quality Control Standards (October 28, 2005, Business Accounting Council), etc., and when necessary requested its explanations. Based on the above methods, the corporate auditors examined the Company’s financial statements (balance sheet, income statement, and statement of changes in shareholders’ equity) and their supplementary schedules for the business year under review as well as its consolidated financial statements (consolidated balance sheet, consolidated income statement, and consolidated statement of changes in shareholders’ equity).

2	Results of Audit

(1)	Results of audit of the business report

(i)	The contents of the business report and its supplementary schedules fairly present the position of the Company in accordance with laws and regulations and the Company’s Articles of Incorporation.

(ii)	No unfair conduct or any material breach of laws, regulations, or the Company’s Articles of Incorporation has been found with respect to the directors’ performance of their duties.

(iii)	The details of the resolutions of the board of directors concerning the Company’s internal control system are proper and fair. Nothing requiring comment has been found with respect to the directors’ performance of their duties in relation to the Company’s internal control system. The board of corporate auditors received reports from the directors and Deloitte Touche Tohmatsu LLC to the effect that, at the time this audit report was prepared, there were no important deficiencies in the internal control system relating to financial reports.

(iv)	Nothing requiring comment has been found with respect to the Company’s basic policy on persons who control decisions on the Company’s financial and business policies discussed in the business report. The measures provided for in Article 118(3)(b) of the Ordinance for Enforcement of the Companies Act discussed in the Company’s business report are in accordance with the Company’s basic policy, do not harm the common interests of the Company’s shareholders, and have not been established for the purpose of maintaining the positions of the officers of the Company.

(2)	Results of audit of financial statements and their supplementary schedules

The audit method employed by the accounting auditor, Deloitte Touche Tohmatsu LLC, and the results of that audit are proper and fair.

(3)	Results of audit of consolidated financial statements

The audit method employed by the accounting auditor, Deloitte Touche Tohmatsu LLC, and the results of that audit are proper and fair.

May 12, 2010

The Board of Corporate Auditors
TV TOKYO Corporation

Hajime Okugawa	[Seal]
(Standing Corporate Auditor)

Kazuhiko Mitsumori	[Seal]
(Outside Corporate Auditor)

Hiroshi Araki	[Seal]
(Outside Corporate Auditor)

Hiroshi Nakachi	[Seal]
(Corporate Auditor)

(End of Business Reports)